As filed with the Securities and Exchange Commission on December 20, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Core Laboratories LP
Core Laboratories N.V.
(Exact name of registrant as specified in its charter)

Core Laboratories N.V.
Core Laboratories LP	The Netherlands
Delaware	(State or other jurisdiction of
(State or other jurisdiction of	incorporation or organization)
incorporation or organization)	Herengracht 424
6316 Windfern Road	1017 BZ Amsterdam
Houston, Texas 77040	The Netherlands
Telephone: (713) 328-2673	Telephone: (31-20) 420-3191
(Address, Including Zip Code, and	(Address, Including Zip Code, and
Telephone Number, Including Area Code	Telephone Number, Including Area Code
Of Registrant’s Principal Executive Offices)	Of Registrant’s Principal Executive Offices)
76-0446294	N/A
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

John D. Denson
6316 Windfern Road
Houston, Texas 77040
(713) 328-2673
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
T. Mark Kelly
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002-2500
(713) 758-2222
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered	per share	price (1)(2)	registration fee
0.25% Exchangeable Senior Notes due 2011 of Core Laboratories LP	$300,000,000(1)	100%(3)	$300,000,000(3)	$32,100
Common Shares, par value EUR 0.04 per share (4)	3,165,990(4)	N/A	N/A	N/A
Guarantees of Core Laboratories N.V.	N/A	N/A	N/A	N/A (5)
Total	$300,000,000		$300,000,000	$32,100

(1)	Represents the aggregate principal amount of 0.25% Convertible Senior Notes due 2011 that we sold in private placements on November 6, 2006 and November 17, 2006.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	The registrant will receive no consideration upon exchange of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the common shares registered hereby. Represents the maximum number of common shares that may be issued upon exchange of the notes registered hereby. In addition to the common shares set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of common shares issuable upon exchange of the notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the notes.

(5)	No separate consideration will be received for any guarantee of debt securities; accordingly pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate filing fee is required.

Prospectus

CORE LABORATORIES LP	CORE LABORATORIES N.V.
$300,000,000
0.25% Senior Exchangeable Notes due 2011
Guaranteed by Core Laboratories N.V.
and up to 3,165,990 Common Shares
Issuable Upon Exchange of the Notes

This prospectus relates to $300,000,000 aggregate principal amount of 0.25% Senior Exchangeable Notes Due 2011 (the “notes”) of Core Laboratories LP and the common shares of our parent company, Core Laboratories N.V., issuable upon exchange or repurchase of such notes. This prospectus will be used by selling security holders to resell the notes and the common shares issuable upon the exchange of the notes. Additional selling security holders may be named by prospectus supplement.
We originally issued $250,000,000 of the notes in a private placement on November 6, 2006 and $50,000,000 additional notes in a private placement on November 17, 2006 upon the initial purchasers’ exercise of their option to purchase additional notes.
The notes bear interest at a fixed annual rate of 0.25%, payable semi-annually on April 30 and October 31 of each year, beginning April 30, 2007 unless the notes are earlier redeemed. The notes are exchangeable by holders for cash and in certain circumstances common shares of our parent company, Core Laboratories N.V., at any time within the 30 calendar day period prior to maturity and prior thereto only under the following circumstances: (1) if the price of Core Lab’s common shares reaches specified thresholds described in this prospectus, (2) during the five business day period after any 20 consecutive trading day period in which the trading price per note for each day of the 20 trading day period was less than 95% of the product of the closing sale price of such common shares and the exchange rate of such note or (3) upon the occurrence of specified corporate transactions described in this prospectus.
Upon exchange, we will deliver cash and Core Lab’s common shares, if any, based on a daily exchange value (as described herein), calculated on a proportionate basis for each day of the 20 trading day exchange reference period. The daily exchange value will be calculated using an exchange rate, which will initially be 10.5533 common shares of Core Lab per $1,000 principal amount of notes, which is equivalent to an exchange price of approximately $94.76 per share. The exchange rate is subject to adjustments described herein.
The notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Holders have the right to require us to purchase the notes at a purchase price equal to 100% of the principal amount of the notes upon a change in control as described in this prospectus. In the event of certain types of change in control transactions, we will increase the number of common shares of our parent issuable upon exchange unless we elect to modify the exchange obligation as described herein.
Our parent company, Core Laboratories N.V., fully and unconditionally guarantees the notes. The guarantee is unsecured and ranks equally with all of our parent’s other unsecured and unsubordinated indebtedness from time to time outstanding.
The common shares of our parent company, Core Laboratories N.V., are traded on the New York Stock Exchange under the symbol “CLB.” The last reported sales price of Core Laboratories N.V.’s common shares on the New York Stock Exchange on December 14, 2006 was $88.76 per share. The notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market commonly referred to as the Portal Market.
Investing in the notes involves risks. See “Risk Factors,” beginning on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 20, 2006.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
As used in this prospectus, references to the “Company,” “we,” “our” and “us” refer to Core Laboratories LP and references to “Core Lab” or “our parent company” refer to Core Laboratories N.V., except where the context otherwise requires or as otherwise indicated. Except where the context otherwise requires, references to, and descriptions of, our assets, operations and financial results include the assets, operations and financial results of Core Lab and its subsidiaries.
  ii

SUMMARY
This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this prospectus and the documents incorporated by reference in this prospectus. You should read the following summary together with the more detailed information and consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus.
Core Laboratories LP
We are a Delaware limited partnership and an indirect, wholly-owned subsidiary of Core Lab. We were formed on August 4, 1994 as Core Laboratories, Inc., a Delaware corporation. On May 1, 2001, we converted from a Delaware corporation to a Delaware limited partnership and changed our name to Core Laboratories LP. Our principal executive offices are located at 6316 Windfern Road, Houston, Texas 77040 and our telephone number at that address is (713) 328-2673.
Core Laboratories N.V.
Core Lab is a Netherlands limited liability company. Core Lab was established in 1936 and is one of the world’s leading providers of proprietary and patented reservoir description, production enhancement and reservoir management services to the oil and gas industry. These services are directed toward enabling our clients to improve reservoir performance and increase oil and gas recovery from their producing fields. Core Lab has over 70 offices in more than 50 countries and has approximately 4,500 employees. Core Lab’s registered executive offices are located at Herengracht 424, 1017 BZ Amsterdam, The Netherlands and its telephone at that address is (31-20) 420-3191.
Core Lab’s Strategy
Core Lab’s business strategy is to provide advanced technologies that improve reservoir performance by (i) continuing the development of proprietary technologies through client-driven research and development, (ii) expanding the services and products offered throughout its global network of offices and (iii) acquiring complementary technologies that add key technologies or market presence and enhance existing products and services.
Development of New Technologies, Services and Products
Core Lab conducts research and development to meet the needs of its clients who are continually seeking new services and technologies to lower their costs of finding, developing and producing oil and gas. While the aggregate number of wells being drilled per year has fluctuated relative to market conditions, oil and gas producers have, on a proportional basis, increased expenditures on technology services to improve their understanding of the reservoir and increase production of oil and gas from their producing fields. Core Lab intends to continue concentrating its efforts on services and technologies that improve reservoir performance and increase oil and gas recovery.
International Expansion of Services and Products
Another component of Core Lab’s business strategy is to broaden the spectrum of services and products offered to its clients on a global basis. Core Lab intends to continue using its worldwide network of offices to offer many of its new services and products that have been developed internally or obtained through acquisitions. This allows Core Lab to enhance its revenues through efficient utilization of its worldwide network.
Acquisitions
Core Lab continually reviews potential acquisitions to add key services and technologies, enhance market presence or complement existing businesses.

The Offering
The summary below describes the principal terms of this offering. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Securities Offered	$300,000,000 principal amount of 0.25% Senior Exchangeable Notes due 2011.

Interest	The notes will bear interest at a fixed annual rate of 0.25%, payable semiannually in arrears on each April 30 and October 31, beginning April 30, 2007.

Maturity Date	October 31, 2011.

Guarantee	Core Lab has fully and unconditionally guaranteed the due and punctual payment of the principal and interest, if any, on the notes, and any other of our obligations under the notes when and as they become due and payable, whether at maturity, by acceleration or otherwise, if we are unable to satisfy the obligations. The guarantee provides that, in the event of default of the notes, the holders of the notes may institute legal proceedings directly against Core Lab to enforce the guarantee without first proceeding against us. See “Description of the Notes — Guarantee.”

Ranking	The notes:
•	are unsecured;

•	are effectively junior in right of payment to any of our future secured debt;

•	rank equally in right of payment with any of our existing and future unsubordinated debt; and

•	are senior in right of payment to any of our future senior subordinated or subordinated debt.

Exchange Rights	You may exchange your notes during the 30 calendar days ending at the close of business on the business day immediately preceding the maturity date and prior thereto only under the following circumstances:
•	if the price of Core Lab’s common shares reaches specified thresholds described in this prospectus;

•	during the five business day period after any 20 consecutive trading day period in which the trading price per note for each day of the 20 trading day period was less than 95% of the product of the closing sale price of Core Lab’s common shares and the exchange rate of such note; or

•	upon the occurrence of specified corporate transactions described under “Description of the Notes — Exchange of Notes — Exchange Upon Specified Corporate Transactions.”

Upon exchange, we will deliver cash and Core Lab’s common shares, if any, based on a daily exchange value (as described herein), calculated on a proportionate basis for each day of the 20 trading day exchange reference period. See “Description of Notes — Payment Upon Exchange.” The daily exchange value will be calculated using an exchange rate, which will initially be 10.5533 Core Lab’s common shares per $1,000 principal amount of notes, which is equivalent to an exchange price of approximately $94.76 per share. The exchange rate, and thus the exchange price, may be adjusted under certain circumstances as described under “Description of the Notes — Adjustments to Exchange Rate.

Upon exchange, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes — Exchange Procedures.”

Adjustments to Exchange Rate	The exchange rate is subject to adjustment in certain events under formulae as set forth in the indenture and described under “Description of the Notes — Adjustments to Exchange Rate,” including:
•	the issuance of Core Lab’s common shares as a dividend or distribution on Core Lab’s common shares;

•	certain subdivisions and combinations of Core Lab’s common shares;

•	the issuance of certain rights (not including statutory rights) or warrants to purchase common shares;

•	the distribution of capital stock, other than Core Lab’s common shares, or evidences of Core Lab’s indebtedness or of assets;

•	payments of any cash dividends;

•	payments of cash or other consideration in respect of a tender or exchange offer for Core Lab’s common shares where such cash and the value of any such other consideration per Core Lab’s common share validly tendered or exchanged exceeds the closing sale price (as defined in the indenture);

•	certain reclassifications of Core Lab’s common shares; and

•	certain consolidations or mergers involving Core Lab or a sale or conveyance of its property and assets as an entirety or substantially as an entirety.

Adjustment to Exchange Rate Upon a Change in Control	If and only to the extent holders elect to exchange the notes in connection with a Change in Control (as defined under “Description of the Notes — Purchase at the Option of the Holder Upon a Change in Control”), we will increase the exchange rate by a number of make-whole shares, unless we elect to cause the notes to be exchangeable into public acquirer stock as described under “Description of the Notes — Exchange after Public Acquirer Change in Control.” The increase in the exchange rate will be determined by reference to the table in “Description of the Notes — Adjustment to Exchange Rate Upon a Change in Control,” based on the effective date and price per share of Core Lab’s common shares.

Optional Purchase Right of Holders Upon a Change in Control	If Core Lab undergoes a Change in Control prior to maturity, you will have the right, at your option, to require us to purchase any or all of your notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest and additional amounts owed, if any, to the Change in Control purchase date. See “Description of the Notes — Purchase at the Option of the Holder Upon a Change in Control.”

Tax Treatment of an Exchange of Notes for Cash and Core Lab’s Common Shares	The receipt by a U.S. holder of cash and Core Lab’s common shares upon an exchange of the notes will be treated as a taxable sale or exchange of the notes upon which gain or loss is recognized. The amount of gain or loss will be equal to the difference between the amount realized on the exchange of the notes and the U.S. holder’s adjusted tax basis in the notes. See “Certain United States Federal Income Tax Considerations.”

As discussed in the section called “Certain United States Federal Income Tax Considerations,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you.

Use of Proceeds	The selling security holders will receive all of the proceeds from the sale under this prospectus of the notes and Core Lab’s common shares issuable upon exchange of the notes. We will not receive any proceeds from these sales. For additional information, see “Use of Proceeds.”

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depositary Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes are expected to be eligible for trading in the Portal Market; however, no assurance can be given as to the liquidity of or trading market for the notes. The common shares of Core Lab are listed on the New York Stock Exchange under the symbol “CLB.”
Risk Factors
An investment in the notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the notes. Please read “Risk Factors” beginning on page 5.

RISK FACTORS
You should carefully consider the risks described below before making an investment. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Except where the context otherwise requires, references to, and descriptions of, our assets, operations and financial results include the assets, operations and financial results of Core Lab and its subsidiaries.
Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and Core Lab’s common shares could decline due to any of these risks, and you may lose all or part of your investment.
This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward- looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.
Risks Relating to Our Business
Future downturns in the oil and gas industry, or in the oilfield services business, may have a material adverse effect on our financial condition or results of operations.
The oil and gas industry is highly cyclical and demand for the majority of our oilfield products and services is substantially dependent on the level of expenditures by the oil and gas industry for the exploration, development and production of crude oil and natural gas reserves, which are sensitive to oil and natural gas prices and generally dependent on the industry’s view of future oil and gas prices. There are numerous factors affecting the supply of and demand for our products and services, which include:
•	market prices of oil and gas and expectations about future prices;

•	cost of producing oil and natural gas;

•	the level of drilling and production activity;

•	mergers, consolidations and downsizing among our clients;

•	coordination by OPEC;

•	the impact of commodity prices on the expenditure levels of our clients;

•	financial condition of our client base and their ability to fund capital expenditures;

•	adverse weather conditions;

•	civil unrest in oil producing countries;

•	level of consumption of oil, gas and petrochemicals by consumers; and

•	availability of services and materials for our clients to grow their capital expenditures.
The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for our oilfield products and services and downward pressure on the prices we charge. A significant downturn in the oil and gas industry could result in a reduction in demand for oilfield services and could harm our operating results.

Core Lab depends on the results of its international operations, which expose it to risks inherent in doing business abroad.
Core Lab conducts its business in over 50 countries; business outside of the United States accounts for approximately 56%, 58% and 60% of Core Lab’s consolidated revenues during the years ended December 31, 2005, 2004 and 2003, respectively. Core Lab’s operations are subject to the various laws and regulations of those respective countries as well as various risks peculiar to each country, which may include:
•	global economic conditions;

•	political actions and requirements of national governments including trade restrictions, embargoes and expropriations of assets;

•	potential adjustments to tax liabilities in multiple jurisdictions;

•	civil unrest;

•	acts of terrorism;

•	fluctuations and changes in currency exchange rates;

•	the impact of inflation; and

•	current conditions in Venezuela, Nigeria and Iraq.
Historically, economic downturn and political events have resulted in lower demand for our products and services in certain markets. The ongoing conflict in Iraq and the potential for activity from terrorist groups that the U.S. government has cautioned against have further heightened Core Lab’s exposure to international risks. The global economy is highly influenced by public confidence in the geopolitical environment and the situation in the Middle East continues to be highly fluid; therefore, we expect to experience heightened international risks.
If we are not able to develop or acquire new products or our products become technologically obsolete, our results of operations may be adversely affected.
The market for our products and services is characterized by changing technology and frequent product introduction. As a result, our success is dependent upon our ability to develop or acquire new products and services on a cost-effective basis and to introduce them into the marketplace in a timely manner. While we intend to continue committing substantial financial resources and effort to the development of new products and services, we may not be able to successfully differentiate our products and services from those of our competitors. Our clients may not consider our proposed products and services to be of value to them; or if the proposed products and services are of a competitive nature, our clients may not view them as superior to our competitors’ products and services. In addition, we may not be able to adapt to evolving markets and technologies, develop new products, or achieve and maintain technological advantages.
If we are unable to continue developing competitive products in a timely manner in response to changes in technology, our businesses and operating results may be materially and adversely affected. In addition, continuing development of new products inherently carries the risk of inventory obsolescence with respect to our older products.
If we are unable to obtain patents, licenses and other intellectual property rights covering our products and services, our operating results may be adversely affected.
Our success depends in part on our ability to obtain patents, licenses and other intellectual property rights covering our products and services. To that end, we have obtained certain patents and intend to continue to seek patents on some of our inventions and services. While we have patented some of our key technologies, we do not patent all of our proprietary technology, even when regarded as patentable. The process of seeking patent protection can be long and expensive. We cannot assure you that patents will be issued from currently pending or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. In addition, effective copyright and trade secret protection may be unavailable or limited in certain countries. Litigation, which could demand financial and management resources, may be necessary to enforce our patents or other intellectual property rights. Also, we cannot assure you that we can obtain licenses or other rights to necessary intellectual property on acceptable terms.
There are risks related to our acquisition strategy. If we are unable to successfully integrate and manage businesses that we have acquired and any businesses acquired in the future, our results of operations and financial condition could be adversely affected.
One of our key business strategies is to acquire technologies, operations and assets that are complementary to our existing businesses. There are financial, operational and legal risks inherent in any acquisition strategy, including:
•	increased financial leverage;

•	increased interest expense; and

•	difficulties involved in combining disparate company cultures and facilities.
The success of any completed acquisition will depend on our ability to integrate effectively the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for recent and pending acquisitions. We cannot assure you that we will be able to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operation.
We are subject to a variety of environmental laws and regulations, which may result in increased costs to our business.
We are subject to a variety of governmental laws and regulations both in the United States and abroad relating to protection of the environment and the use, storage, discharge and disposal of chemicals and gases used in our analytical and manufacturing processes. These laws and regulations may impose joint and several, strict liability and failure to comply with such laws and regulations could result in the assessment of damages or imposition of fines against us or the suspension or cessation of operations. New laws and regulations could require us to acquire costly equipment or to incur other significant expenses. If we fail to control the use, or adequately restrict the discharge of, hazardous substances, we could be subject to future material liabilities including remedial obligations. In addition, public interest in the protection of the environment has increased dramatically in recent years. We anticipate that the trend of more expansive and stricter environmental laws and regulations will continue, the occurrence of which may require us to increase our capital expenditures or could result in increased operating expenses.
Because Core Lab is a Netherlands company, it may be difficult for you to sue Core Lab’s supervisory directors or Core Lab and it may not be possible to obtain or enforce judgments against Core Lab.
Although Core Lab is a Netherlands company, its assets are located in a variety of countries. In addition, not all members of Core Lab’s supervisory board of directors are residents of the same countries as other supervisory directors. As a result, it may not be possible for you to effect service of process within certain countries upon Core Lab’s supervisory directors, or to enforce against its supervisory directors or Core Lab judgments of courts of certain countries predicated upon civil liabilities under a country’s federal securities laws. Because there is no treaty between certain countries and The Netherlands providing for the reciprocal recognition and enforcement of judgments, some countries’ judgments are not automatically enforceable in The Netherlands or in the United States, where the principal market for Core Lab’s shares is located. In addition, there is doubt as to whether a court in one country would impose civil liability on Core Lab or on the members of its supervisory board of directors in an original action brought against Core Lab or its supervisory directors in a court of competent jurisdiction in another country and predicated solely upon the federal securities laws of that other country.

Risks Related to the Offering
The market price of the notes could be significantly affected by the market price of Core Lab’s common shares.
We expect that the market price of the notes will be significantly affected by the market price of Core Lab’s common shares. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible or nonexchangeable debt securities. The market price of Core Lab’s common shares will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:
•	quarterly fluctuations in Core Lab’s operating and financial results,

•	changes in financial estimates and recommendations by financial analysts,

•	changes in the ratings of the notes or securities of Core Lab,

•	developments related to litigation or regulatory proceedings involving us or Core Lab,

•	fluctuations in the stock price and operating results of Core Lab’s competitors,

•	dispositions, acquisitions and financings, and

•	general conditions in the industries in which we and Core Lab operate.
In addition, the stock markets in general, including the New York Stock Exchange, have experienced price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and Core Lab’s common shares.
We cannot assure that an active trading market will develop for the notes.
There is no established trading market for the notes and the notes will not be listed on any securities exchange. Although the notes are currently traded on PORTAL, there can be no assurance as to: (1) the liquidity of any market for the notes, (2) the ability of the holders to sell their notes, or (3) the prices at which holders would be able to sell their notes. Under the registration rights agreement, we and Core Lab are required to use reasonable commercial efforts to have the shelf registration statement, of which this prospectus is a part, declared effective by the SEC. We and Core Lab cannot assure you that an active trading market for the notes will develop. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected.
Upon exchange of the notes, we will pay cash in lieu of issuing Core Lab’s common shares with respect to an amount up to $1,000 and Core Lab’s common shares with respect to the exchange value in excess thereof, if any. Therefore, holders of the notes may receive no or limited numbers of Core Lab’s common shares upon exchange.
Upon exchange of the notes, we will pay cash in lieu of issuing Core Lab’s common shares with respect to an amount up to $1,000 and Core Lab’s common shares with respect to the exchange value in excess thereof, if any. See “Description of the Notes — Payment Upon Exchange.” Accordingly, upon exchange of a note, holders may not receive any, or may receive only a limited number of, Core Lab’s common shares. Further, our liquidity may be reduced upon exchange of the notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the exchange reference period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.
We may not have sufficient funds to pay the principal upon exchange or to purchase the notes upon a Change in Control as required by the indenture governing the notes.
Upon exchange of the notes pursuant to the terms of the indenture, we will be required to pay cash up to the principal amount of the notes. In addition, holders of the notes also may require us to purchase their securities upon a “Change in Control” as defined under “Description of the Notes — Purchase at the Option of the Holder Upon a Change in Control.” A Change in Control also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the required principal or the purchase price of the notes exchanged or tendered by holders. Furthermore, the terms of our then existing indebtedness or other agreements may contain financial covenants or other provisions that could be violated by payment of the principal or the purchase of the notes. Failure by us to pay the principal upon exchange or purchase the notes when required will result in an event of default with respect to the notes.
The exchange rate of the notes may not be adjusted for all dilutive events that may adversely affect the trading price of the notes or the Core Lab’s common shares issuable upon exchange of the notes.
The exchange rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on Core Lab’s common shares, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Notes — Adjustments to Exchange Rate.” The exchange rate will not be adjusted for certain other events that may adversely affect the trading price of the notes or the Core Lab’s common shares issuable upon exchange of the notes.
The notes will not contain certain restrictive covenants, and there is limited protection in the event of a Change in Control.
The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture for the notes will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to purchase the notes upon a change in control is limited to the transactions specified in the definition of a “Change in Control” under “Description of the Notes — Purchase at the Option of the Holder Upon a Change in Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of Core Lab’s common shares but would not constitute a “Change in Control.”
Although the notes are designated as “Senior,” your right to receive payment on the notes and the guarantee is unsecured and will be effectively subordinated to any existing and future secured debt of us, in the case of the notes, and Core Lab, in the case of the guarantees to the extent of the value of the collateral therefor and the notes and the guarantee will be effectively subordinated to existing and future indebtedness and other liabilities of our and Core Lab’s subsidiaries.
The notes are general senior unsecured obligations and therefore will be effectively subordinated in right of payment to our existing or future secured indebtedness and Core Lab’s guarantee is effectively subordinated in right of payment to the claims of existing and future secured creditors of Core Lab, in each case, to the extent of the collateral therefor. If we default on the notes, or become bankrupt, liquidate or reorganize, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us which rank equally with the notes. The guarantee of the notes will have a similar ranking with respect to secured indebtedness of Core Lab as the notes do with respect to our secured indebtedness.
In addition, Core Lab derives substantially all its income from, and holds substantially all its assets through, its subsidiaries, which will not guarantee the notes. As a result, Core Lab will depend on distributions from its subsidiaries in order to meet its payment obligations under any debt securities, including the notes and the guarantee and its other obligations. Accordingly, our and Core Lab’s rights to receive any assets of any subsidiary, and therefore the right of our and Core Lab’s creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

If you hold notes, you will not be entitled to any rights with respect to Core Lab’s common shares, but you will be subject to all changes made with respect to Core Lab’s common shares.
If you hold notes, you will not be entitled to any rights with respect to Core Lab’s common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on Core Lab’s common shares), but you will be subject to all changes affecting the common shares. You will only be entitled to rights on the common shares if and when we deliver common shares to you upon exchange of your notes and in limited cases under the exchange rate adjustments of the notes. For example, in the event that an amendment is proposed to Core Lab’s articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of Core Lab’s common shares.
The conditional exchange feature of the notes could result in you receiving less than the value of the common shares into which a note is exchangeable.
The notes are exchangeable into Core Lab’s common shares prior to 30 calendar days prior to maturity only if specified conditions are met. If the specific conditions for exchange are not met, you will not be able to exchange your notes until 30 calendar days prior to maturity, and you may not be able to receive the value of the common shares into which the notes would otherwise be exchangeable for periods prior to that time.
The exchangeable note hedge transactions and the warrant transactions may affect the value of the notes and Core Lab’s common shares.
We have entered into an exchangeable note hedge transaction with an affiliate of Lehman Brothers, whom we refer to as the option counterparty, in connection with the issuance of the notes. Core Lab also has entered into a warrant transaction with the option counterparty. The exchangeable note hedge transaction is expected to reduce potential dilution with respect to Core Lab’s common shares upon exchange of the notes. However, the warrant transaction could have a dilutive effect on Core Lab’s earnings per share to the extent that the price of Core Lab’s common shares exceeds the strike price of the warrants. We used a portion of the net proceeds of the private offering, including net proceeds from the sale of the additional notes upon the exercise of the over-allotment option by the initial purchasers, to pay the cost of the exchangeable note hedge transactions. In connection with the exercise of the over-allotment option, Core Lab also entered into an additional warrant transaction. The warrant transactions will be accounted for as an adjustment to Core Lab’s shareholders’ equity.
In connection with establishing its initial hedge of these transactions, the option counterparty or affiliates thereof have entered into various derivative transactions with respect to Core Lab’s common shares and/or purchase common shares in secondary market transactions. These activities could have the effect of increasing or preventing a decline in the price of Core Lab’s common shares concurrently with or shortly after the pricing of the notes.
The option counterparty or affiliates thereof are likely to modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to Core Lab’s common shares and/or by purchasing or selling Core Lab’s common shares in secondary market transactions prior to maturity of the notes. In particular, such hedge modification transactions are likely to occur during any exchange reference period for an exchange of notes, which may have a negative effect on the amount or value of the consideration received in relation to the exchange of those notes. In addition, we intend to exercise options we hold under the exchangeable note hedge transaction whenever notes are exchanged. In order to unwind its hedge position with respect to those exercised options, the option counterparty expects that it or its affiliates will likely sell Core Lab’s common shares in secondary transactions or unwind various derivative transactions with respect to Core Lab’s common shares during any exchange reference period for the exchanged notes.
The effect, if any, of any of these transactions and activities on the market price of Core Lab’s common shares or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of Core Lab’s common shares and the value of the notes and, as a result, the amount of cash and/or number of Core Lab’s common shares, if any, as well as the value of such common shares that you may receive upon the exchange of the notes and, under certain circumstances, your ability to exchange the notes.

You generally will be subject to tax on an exchange of notes for cash and Core Lab’s common shares, and you may realize dividend income as a result of adjustments (or the failure to make adjustments) to the exchange ratio of the notes.
The receipt of cash and Core Lab’s common shares upon an exchange of the notes will generally be treated as a taxable sale or exchange of the notes for U.S. federal income tax purposes upon which you will recognize gain or loss if you are a U.S. holder, as defined under “Certain United States Federal Income Tax Considerations.” The amount of gain or loss will be equal to the difference between your amount realized and your adjusted tax basis in the note. In addition, you may, in certain circumstances, be deemed to have received distributions of Core Lab’s common shares if the exchange rate of the notes is adjusted. In certain other circumstances, the failure to make an adjustment may result in a taxable dividend to the holders of Core Lab’s common shares. In such case, you will be deemed to have received constructive distributions includible in your income even though you have not received any cash or property as a result of such adjustments. See “Certain United States Federal Income Tax Considerations.”
As discussed in the section called “Certain United States Federal Income Tax Considerations,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements. These “forward-looking statements” are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this document, words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “project,” “will,” “should,” “could,” “may,” “predict” and similar expressions are intended to identify forward-looking statements. You are cautioned that actual results could differ materially from those anticipated in forward-looking statements. Any forward-looking statements, including statements regarding the intent, belief or current expectations of us or our management, are not guarantees of future performance and involve risks, uncertainties and assumptions about us and the industry in which we and Core Lab operate, including, among other things:
•	our ability to continue to develop or acquire new and useful technology;

•	the realization of anticipated synergies from acquired businesses and future acquisitions;

•	our dependence on one industry, oil and gas, and the impact of commodity prices on the expenditure levels of our customers;

•	competition in the markets we serve;

•	the risks and uncertainties attendant to adverse industry, political, economic and financial market conditions, including stock prices, government regulations, interest rates and credit availability;

•	unsettled political conditions, war, civil unrest, currency controls and governmental actions in the numerous countries in which we operate;

•	changes in the price of oil and natural gas;

•	integration of acquired businesses; and

•	the effects of industry consolidation.
Our businesses depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of natural gas or oil, which could have a material impact on exploration, development and production activities, could also materially affect our financial position, results of operations and cash flows.
The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. For a more detailed description of risk factors, please see the section entitled “Risk Factors” above and similar discussions in Core Lab’s SEC filings.
All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to update or revise any forward-looking statements that we may make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
The selling security holders will receive all of the proceeds from the sale under this prospectus of the notes and Core Lab’s common shares issuable upon exchange of the notes. We will not receive any proceeds from these sales.
PRICE RANGE OF COMMON SHARES
Core Lab’s common shares are traded on the New York Stock Exchange under the symbol “CLB.” The following table sets forth, for the periods indicated, the high and low last sale price per share of Core Lab’s common shares on the New York Stock Exchange for the periods indicated.

	Sales Price
	Low	High
2004:
First Quarter	$15.86	$21.58
Second Quarter	19.80	24.50
Third Quarter	19.83	24.59
Fourth Quarter	21.95	25.50
2005:
First Quarter	21.59	27.34
Second Quarter	23.12	27.15
Third Quarter	26.91	33.06
Fourth Quarter	27.94	39.25
2006:
First Quarter	37.31	48.41
Second Quarter	47.80	68.74
Third Quarter	56.58	80.48
Fourth Quarter (through December 19, 2006)	55.60	92.76
On December 19, 2006, the closing price for Core Lab common shares, as reported on the New York Stock Exchange, was $88.76. As of December 19, 2006, there were approximately 145 holders of record of Core Lab common shares.
DIVIDEND POLICY
Core Lab has never declared or paid any cash dividends on its common shares. Core Lab does not currently intend to pay any cash dividends on its common shares. Core Lab expects that it will retain all available earnings generated by its operations for the development and growth of its business. Any future determination as to the payment of dividends will be made at the discretion of its Supervisory Board and will depend upon its operating results, financial condition, capital requirements, income tax treatment of payments, general business conditions and such other factors as they deem relevant. Because Core Lab is a holding company that conducts substantially all of its operations through subsidiaries, its ability to pay cash dividends on the common shares is also dependent upon the ability of its subsidiaries to pay cash dividends or otherwise distribute or advance funds to us and on the terms and conditions of its existing and future credit arrangements.

RATIO OF EARNINGS TO FIXED CHARGES
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations less undistributed earnings from unconsolidated affiliates (net of dividends) plus amortization of capitalized interest and fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. The following table sets forth Core Lab’s ratio of earnings to fixed charges for each of the periods indicated:

						Nine months ended
	Year ended December 31,					September 30
	2001	2002	2003	2004	2005	2005	2006
Ratio of earnings to fixed charges	3.9x	2.5x	3.6x	4.3x	4.8x	5.5x	12.0x

SELECTED FINANCIAL DATA
The following selected financial data should be read in conjunction with Core Laboratories N.V. and subsidiaries financial statements and related notes incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2003, 2004 and 2005 and the selected consolidated balance sheet data as of December 31, 2003, 2004 and 2005 are derived from Core Laboratories N.V. and subsidiaries audited financial statements incorporated by reference into this prospectus. The selected consolidated operating data for the nine months ended September 30, 2005 and 2006 and the selected consolidated balance sheet data as of September 30, 2005 and 2006 have been derived from Core Laboratories N.V. and subsidiaries unaudited financial statements incorporated by reference into this prospectus. In the opinion of Core Lab’s management, Core Laboratories N.V. and subsidiaries unaudited consolidated financial statements have been prepared on a basis consistent with Core Laboratories N.V. and subsidiaries audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary to be consistent with audited financial statements for a fair presentation of our results of operations and financial condition for the periods indicated.

				Nine Months Ended
	Year Ended December 31			September 30
	2003	2004	2005	2005	2006
		(Audited)		(Unaudited)
	(In thousands, except per share amounts and ratio data)
Revenues
Services	$294,872	$329,511	$367,401	$272,309	$315,423
Sales	78,295	97,916	116,066	82,211	107,455

	373,167	427,427	483,467	354,520	422,878

Operating Expenses
Cost of Services, exclusive of depreciation shown below	230,149	256,202	277,423	207,780	221,768
Cost of sales, exclusive of depreciation shown below	65,592	80,190	90,700	65,568	79,097
General and administrative expenses	22,787	28,140	37,846	26,180	25,458
Depreciation	19,796	16,800	15,938	11,976	12,473
Amortization	276	342	438	364	256
Other expense (income), net	(1,351)	(761)	191	(1,678)	(2,969)
Operating Income	35,918	46,514	60,931	44,330	86,795
Debt prepayment charge	—	—	6,012	—	—
Interest expense	7,669	8,275	8,277	6,034	4,785
Income before income tax expense	28,249	38,239	46,642	38,296	82,010
Income tax expense	7,457	10,217	14,925	11,834	24,521
Income from continuing operations	20,792	28,022	31,717	26,462	57,489
Loss from discontinued operations (net of tax benefit of $285, $111 and $538 in 2005, 2004 and 2003, respectively)	(2,092)	(15,732)	(506)	—	—

Net Income	$18,700	$12,290	$31,211	$26,462	$57,489

Earnings Per Share Information:
Basic earnings per share before loss from discontinued operations	$0.69	$1.04	$1.22	$1.01	$2.25
Loss from discontinued operations	(0.07)	(0.58)	(0.02)	—	—

Basic earnings per share	$0.62	$0.46	$1.20	$1.01	$2.25

Diluted earnings per share before loss from discontinued operations	$0.67	$0.97	$1.13	$.95	$2.11
Loss from discontinued operations	(0.07)	(0.54)	(0.02)	—	—

Diluted earnings per share	$0.60	$0.43	$1.11	$.95	$2.11

Weighted Average Common Shares Outstanding:
Basic	30,209	26,896	26,038	26,095	25,551

Diluted	31,179	28,761	28,008	27,996	27,304

	As of December 31			As of September 30
	2003	2004	2005	2005	2006
		(Audited)		(Unaudited)
	(In thousands, except per share amounts and ratio data)
Balance Sheet Data:
Cash and cash equivalents	$16,225	$16,030	$13,743	$19,108	$12,456
Property, plant and equipment, net	87,336	79,622	81,342	79,045	87,482
Total assets	426,731	388,797	394,601	396,040	420,870
Total current liabilities	61,874	67,411	69,556	66,294	86,511
Long-term debt and capital lease obligations	124,684	110,224	86,104	90,105	107,002
Shareholders’ equity	220,412	190,296	214,257	215,230	190,435
Long-term debt to capitalization ratio(1)	31.43%	31.34%	24.09%	23.25%	31.79%

(1)	Long-term debt to capitalization ratio is calculated as follows: long-term debt less cash and cash equivalents divided by the sum of long-term debt and shareholders’ equity.

SELLING SECURITY HOLDERS
We initially issued and sold a total of $300,000,000 aggregate principal amount of the notes in private placements to certain initial purchasers on November 6, 2006 and November 17, 2006. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the Core Lab common shares issuable upon exchange of the notes.
The notes and the Core Lab shares to be issued upon exchange of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and the Core Lab shares issuable upon exchange of the notes and, subject to certain exceptions, to keep that registration statement effective until the date there are no longer any registrable securities. See “Registration Rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
The selling security holders named below have advised us that they currently intend to sell the notes and the Core Lab shares set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and the Core Lab shares from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended to include the name and amount of notes and common shares beneficially owned by the selling security holder and the amount of notes and common shares to be offered. Any amended prospectus will also disclose whether any selling security holder selling in connection with that amended prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.
The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

					Number of
	Amount			Number of	Common	Number of
	of Notes	Percentage		Common	Shares	Common
	Beneficially	of Notes	Amount of	Shares	That May	Shares Upon
	Owned	Beneficially	Notes to Be	Beneficially	Be	Completion of
	($)	Owned	Sold ($)(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
Arkansas PERS (4)	$1,030,000	*	$1,030,000	10,870	10,870	0
Astrazeneca Holdings Pension (4)	130,000	*	130,000	1,372	1,372	0
Boilermakers Blacksmith Pension Trust (4)	1,175,000	*	1,175,000	12,400	12,400	0
Convertible Arbitrage Fund of a Series of Underlying Fund Trust (5)	250,000	*		2,638	2,638	0
Delta Airlines Master Trust (4)	290,000	*	290,000	3,060	3,060	0
ICI American Holdings Trust (4)	200,000	*	200,000	2,111	2,111	0
FLP Group Employees Pension Plan (4)	545,000	*	545,000	5,752	5,752	0
Froley Revy Alternative Strategies (4)	600,000	*	600,000	6,332	6,332	0
Lyxor Quest Fund LTD. (6)	5,000,000	1.67%	5,000,000	52,767	52,767	0
Magnetar Capital Master Fund, LTD (7)	5,000,000	1.67%	5,000,000	52,767	52,767	0
McMahan Securities Co., L.P.	85,000	*	85,000	897	897	0
Nuveen Preferred & Convertible Income Fund JPC (4)	3,095,000	1.03%	3,095,000	32,662	32,662	0
Nuveen Preferred & Convertible Fund JPC (4)	4,415,000	1.47%	4,415,000	46,593	46,593	0
Prudential Insurance Co. of America (4) (8)	60,000	*	60,000	633	633	0
Quest Global Convertible Master Fund (6)	200,000	*	200,000	2,111	2,111	0
State of Oregon Equity (4)	2,910,000	*	2,910,000	30,710	30,710	0
SuttonBrook Capital Portfolio LP(9)	28,000,000	9.33%	28,000,000	295,492	295,492	0
Vicis Capital Master Fund (10)	18,000,000	6.00%	18,000,000	189,959	189,959	0
Unidentified Selling Security Holders (11)	229,015,000	76.34%	229,015,000	2,416,864	2,416,864	0

Total	$300,000,000	100%	$300,000,000	3,165,990	3,165,990	0

*	Less than 1%.

(1)	Because a selling security holder may sell all or a portion of the notes and common shares issuable upon exchange of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common shares that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully exchange the notes for cash and Core Lab common shares and that the selling security holders will sell all Core Lab common shares that they received pursuant to such exchange.

(2)	Includes Core Lab common shares issuable upon exchange of the notes and open short positions in the Core Lab common shares.

(3)	The number of Core Lab common shares issuable upon exchange of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the initial exchange price of $94.76 per share, which equals an initial exchange rate of 10.5533 shares per $1,000 principal amount of the notes. This exchange price is subject to adjustment as described under “Description of Notes — Exchange Rights — Exchange Rate Adjustments.” Accordingly, the number of Core Lab common shares to be sold may increase or decrease from time to time. Fractional shares will not be issued upon exchange of the notes. Cash will be paid instead of fractional shares, if any.

(4)	Ann Houlihan CCO, on behalf of Froley, Revy Investment Co., Inc., has voting and investment power over the securities identified above as beneficially owned by Arkansas PERS, AstraZeneca Holdings Pension, Boilermakers Blacksmith Pension Trust, Delta Airlines Master Trust, FPL Group Employees Pension Plan, Froley Revy Alternative Strategies, ICI American Holdings Trust, Nuveen Preferred and Convertible Fund JQC, Nuveen Preferred and Convertible Income Fund JPC, Prudential Insurance Co. of America and State of Oregon Equity.

(5)	CapitalWorks Investment Partners is the investment manager of Convertible Arbitrage Fund of a Series of Underlying Fund Trust, which is owned by Alternative Investment Partners LLC.

(6)	Frank Campana and James Doolin have voting and investment power over the securities being offered by the selling securityholder.

(7)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(8)	Prudential Insurance Company of America (“Prudential”) is an affiliate of Prudential Insurance, an NASD member.

(9)	Sutton Brook Capital Management LP is the investment manager of Sutton Brook Capital Portfolio LP. Steve Weinstein and John London are the natural persons who have voting and investment control over Sutton Brook Capital LP. As such, Messrs. Weinstein and John London are the natural persons who have voting and investment control of the securities being offered.

(10)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Shad Stastney and Sky Lucas control Vicis Capital LLC. As such, Messrs. Succo, Stastney and Lucas are the natural persons who have voting and investment control of the securities being offered. Each of Messrs. Succo, Stastney and Lucas disclaim any individual ownership of these securities.

(11)	Information about other selling security holders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such holders of notes, do not beneficially own any Core Lab shares other than the common shares issuable upon exchange of the notes at the initial exchange rate.
Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying Core Lab common shares in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

DESCRIPTION OF NOTES
We issued the notes under an indenture among us, Core Lab, as guarantor, and Wells Fargo Bank, National Association, as trustee, and references in this section to the indenture are references to such indenture. The following summarizes the material provisions of the notes and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the notes and the indenture.
General
We originally issued up to $250,000,000 aggregate principal amount of the notes in a private placement on November 6, 2006 and $50,000,000 additional notes in a private placement on November 17, 2006 upon the initial purchasers’ exercise of their option to purchase additional notes). The notes will mature on October 31, 2011. The notes are our unsecured obligations, ranking equal in right of payment with all of our other senior unsecured indebtedness.
The notes bear interest at the rate of 0.25% per year. We will pay interest semiannually in arrears on April 30 and October 31 of each year to the holders of record at the close of business on April 15 or October 15 immediately preceding the applicable interest payment date, beginning April 30, 2007. However we will not pay in cash accrued interest and additional amounts on any notes when they are exchanged, except as described under “— Exchange Procedures.”
If an interest payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months, and will accrue from November 6, 2006 or from the most recent interest payment date to which interest has been paid. We will pay interest on global notes to DTC in immediately available funds.
The principal amount of each note is payable at the office or agency of the paying agent, initially the trustee, in New York City or any other office of the paying agent maintained for this purpose. Notes may be presented for exchange at the office of the exchange agent. Notes in certificated form may be presented for exchange for other notes or registration of transfer at the office of the registrar. Initially, the trustee will be the paying agent, the exchange agent and the registrar. We will not charge a service charge for any registration, transfer or exchange of notes. However, we may require the holder to pay for any tax, assessment or other governmental charge to be paid in connection with any registration, transfer or exchange of notes (other than an exchange of notes for cash and Core Lab’s common shares as described below).
Neither we, Core Lab nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we, Core Lab nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our or Core Lab’s securities.
You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Core Lab or us except to the extent described below under “— Purchase at the Option of the Holder Upon a Change in Control” and “— Adjustment to Exchange Rate Upon a Change in Control.”
Guarantee
Core Lab has given a full and unconditional guarantee with respect to the due and punctual payment of the principal of, interest, liquidated damages and additional amounts, if any, on the notes, payments required upon exchange of the notes and any other obligations of ours under the notes when and as they become due and payable, whether at maturity, upon purchase, by declaration of acceleration or otherwise, if we are unable to satisfy these obligations. Core Lab’s guarantee of our obligations under the notes is its unsecured and unsubordinated obligation and has the same ranking with respect to Core Lab indebtedness as the notes have with respect to our indebtedness. The guarantee provides that, in the event of a default in payment by us on the notes, the holders of the notes may institute legal proceedings directly against Core Lab to enforce the guarantee without first proceeding against us.

Exchange Rights of Holders of Notes
You may exchange any of your notes, in whole or in part, during the 30 calendar days ending at the close of business on the business day immediately preceding the final maturity date of the notes (unless earlier purchased) and, prior thereto, only under any of the following circumstances:
•	upon satisfaction of a sale price condition;

•	upon satisfaction of the trading price condition; or

•	upon specified corporate transactions or the occurrence of a Change in Control;
all as described below, provided that you may exchange your notes in part only if such part is $1,000 principal amount or an integral multiple of $1,000 principal amount.
Exchange Procedures
The amount of cash and, if applicable, the number of Core Lab’s common shares, for which the notes may be exchanged is based on an initial exchange rate of 10.5533 Core Lab’s common shares per $1,000 principal amount of the notes (equivalent to an initial exchange price of approximately $94.76 per common share). Core Lab will not issue fractional common shares upon exchange of notes. Instead, we will pay cash in lieu of a fractional share based on the applicable portion of the arithmetic average of the volume weighted average price of Core Lab’s common shares for each of the 20 trading days of the exchange reference period. The exchange rate will be adjusted as described under “Adjustment to Exchange Rate Upon a Change in Control” and “— Adjustments to Exchange Rate” below. The “exchange price” as of any day will equal $1,000 divided by the exchange rate on such date.
To exchange your note you must:
•	complete and manually sign the exchange notice on the back of the note (or a facsimile of such exchange notice) and deliver it to the exchange agent;

•	surrender the note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	pay any transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
Upon exchange of the notes, a holder will not receive any cash payment of interest, except as described in the immediately following paragraph. As a result, accrued but unpaid interest, if any, and additional amounts, if any, attributable to the period from the most recent interest payment date to the exchange date will be deemed paid in full with the cash paid and, if applicable, Core Lab’s common shares issued upon exchange rather than cancelled, extinguished and forfeited. Our delivery to the holder of the cash to be paid upon exchange of the notes (including any cash payment of fractional shares) and, if applicable, Core Lab’s common shares for which the notes are exchangeable will be deemed to satisfy our obligation to pay:
•	the principal amount of the notes; and

•	accrued but unpaid interest and additional amounts, if any, attributable to the period from the most recent interest payment date to the exchange date.
Notwithstanding the preceding paragraph, if the exchange date occurs after a record date for an interest payment but on or prior to the corresponding interest payment date, holders of notes at the close of business on the record date will receive any interest payable on such notes on the corresponding interest payment date notwithstanding the exchange. Such notes, upon surrender for exchange, must be accompanied by funds equal to the amount of interest payable on the notes so exchanged; provided that no such payment need be made (1) in connection with any exchange following the regular record date immediately preceding the final interest payment date, (2) if we have specified a purchase date following a Change in Control that is during or within two days after such period or (3) if any overdue interest exists at the time of exchange with respect to such notes to the extent of such overdue interest.
Pursuant to the indenture, the date on which all of the requirements for delivery of the notes for exchange have been satisfied is the exchange date.
Payment Upon Exchange
As soon as practicable after exchange, we will deliver to holders in respect of each $1,000 principal amount of notes being exchanged an “exchange settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the exchange reference period (as defined below).
The “daily settlement amount” for each $1,000 principal amount of notes, for each of the twenty trading days during the exchange reference period, shall consist of:
•	cash equal to the lesser of $50 and the daily exchange value; and

•	to the extent the daily exchange value exceeds $50, a number of Core Lab’s common shares equal to: (1) the difference between the daily exchange value and $50, divided by (2) the volume weighted average price of Core Lab’s common shares for such day.
The “daily exchange value” for any trading day equals 1/20th of:
•	the exchange rate in effect on that day, multiplied by

•	the volume weighted average price of Core Lab’s common shares (or the consideration into which Core Lab’s common shares has been converted in connection with certain corporate transactions) on that day.
The “volume weighted average price” of Core Lab’s common shares on any trading day means the volume weighted average price on the New York Stock Exchange for the period between 9:30 a.m. and 4:00 p.m., New York City Time, as shown on Bloomberg (or any successor page) page CLB<EQUITY>AQR.N or if such page or its equivalent is not available, the volume weighted average price of Core Lab’s common share, as determined by a nationally recognized independent investment banking firm retained for this purpose by us.
A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if Core Lab’s common shares are not quoted on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which Core Lab’s common shares are listed, is open for trading or, if Core Lab’s common shares are not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for Core Lab’s common shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in Core Lab’s common shares or in any options, contracts or future contracts relating to Core Lab’s common shares and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
The “exchange reference period” means:
•	for notes that are exchanged during the period beginning on the 30 calendar days ending at the close of business on the business day immediately preceding the maturity date of the notes, the 20 consecutive trading days beginning on the 23rd scheduled trading day immediately preceding the maturity date; and

•	in other instances, the 20 consecutive trading days beginning on the third trading day following the exchange date.

Exchange Upon Satisfaction of Sale Price Condition
A holder may surrender any of its notes for exchange in any calendar quarter (and only during such calendar quarter) if the sale price of Core Lab’s common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 130% of the then applicable exchange price per share of the Core Lab’s common shares on such last trading day.
The initial exchange trigger price for the notes is $123.18, which is 130% of the exchange price per Core Lab’s common share for the notes assuming no events have occurred that would require an adjustment to the exchange rate.
The “sale price” of the Core Lab’s common shares means, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one, in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which Core Lab’s common shares are traded or, if Core Lab’s common shares are not listed on a U.S. national or regional securities exchange, as reported by The Nasdaq Global Select Market or The Nasdaq Global Market. The sale price will be determined without reference to after-hours or extended market trading. If Core Lab’s common shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “sale price” will be the last quoted bid price for Core Lab’s common shares in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or similar organization selected by us. If Core Lab’s common shares are not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for Core Lab’s common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
Exchange Upon Satisfaction of Trading Price Condition
You may surrender your notes for exchange at any time prior to the business day immediately preceding the maturity date during the five business days immediately following any 20 consecutive trading day period in which the trading price per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of that period was less than 95% of the product of the sale price of Core Lab’s common shares and the then applicable exchange rate.
The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 95% of the product of the sale price of Core Lab’s common shares and the then applicable exchange rate.
In connection with any exchange upon satisfaction for the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 95% of the product of the price of Core Lab’s common shares and the then applicable exchange rate; at which time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the earlier of (i) the 19th consecutive trading day thereafter, or (ii) the first trading day on which the trading price is greater than or equal to 95% of the product of the price of Core Lab’s common shares and the then applicable exchange rate.
Exchange Upon Specified Corporate Transactions
If Core Lab elects to:

•	distribute to all holders of its common shares certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, common shares at less than the sale price of a common share on the trading day immediately preceding the declaration date of the distribution, or

•	distribute to all holders of its common shares its assets, debt securities or certain rights to purchase its securities, which distribution has a per share value as determined by its board of supervisory directors exceeding 20% of the sale price of a common share on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the notes at least 25 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for exchange at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise exchangeable at such time. No holder may exercise this right to exchange if the holder otherwise may participate in the distribution without exchange. The ex-dividend date is the first date upon which a sale of the common shares does not automatically transfer the right to receive the relevant distribution from the seller of the common shares to its buyer.
In addition, if Core Lab (i) proposes to engage in a consolidation, merger or combination (other than a consolidation, merger or combination, the primary purpose of which is to effect a reincorporation or redomiciling of Core Lab), as a result of which Core Lab’s common shares would be converted into cash, securities or other properties or assets with respect to or in exchange for such common shares or (ii) undergoes a Change in Control, a holder may surrender notes for exchange:
•	in the case of such a consolidation, merger, or combination that does not constitute a Change in Control, at any time from and after the effective date of the transaction until five days after the actual effective date of such transaction; or

•	in the case of a Change in Control, at any time from or after the effective date of the Change in Control and on or before the Change in Control Purchase Date described under “— Purchase at the Option of the Holder Upon a Change in Control” in connection with such Change in Control.
If Core Lab engages in certain reclassifications of its common shares or is a party to a consolidation, merger, combination or transfer, conveyance or lease of all or substantially all of its assets (regardless of whether the transaction constitutes a Change in Control) as a result of which holders of Core Lab’s common shares shall be entitled to receive cash, securities or other properties or assets with respect to or in exchange for such common shares, then, except as provided under “Exchange After a Public Acquirer Change in Control” and subject to adjustment pursuant to “Adjustment to Exchange Rate Upon a Change in Control,” after the effective date of the transaction, the daily exchange values and the daily settlement amounts will be determined based on the kind and amount of consideration that would have been received pursuant to the transaction by a holder of a number of Core Lab’s common shares equal to the then applicable exchange rate and any exchange value in excess of the principal amount will be paid in cash, such consideration or combination thereof, all as provided below under “— Adjustments to Exchange Rate.” If the transaction also constitutes a Change in Control, as defined below, a holder can require us to purchase all or a portion of its notes as described below under “— Purchase at Option of the Holder Upon a Change in Control.”
Adjustments to Exchange Rate
The exchange rate for the notes is subject to adjustment in certain events under formulae as set forth in the indenture, including:
(1) the issuance of Core Lab’s common shares as a dividend or distribution on Core Lab’s common shares;
(2) certain subdivisions and combinations of Core Lab’s common shares;
(3) the issuance to all holders of Core Lab’s common shares of certain rights (not including statutory rights) or warrants to purchase common shares;

(4) the distribution to all holders of Core Lab’s common shares of capital stock, other than Core Lab’s common shares, or evidences of Core Lab’s indebtedness or of assets. This includes securities other than Core Lab’s common shares, but excludes those rights, warrants, dividends and distributions referred to in clauses (1) and (3) above or paid in cash;
(5) cash dividends, in which event the exchange rate will be adjusted by multiplying:
•	the exchange rate, by a fraction,

•	the numerator of which will be the market price of Core Lab’s common shares and the denominator of which will be the market price of Core Lab’s common shares minus the amount per share of such dividend or distribution; and
(6) Core Lab or any of its subsidiaries makes distributions of cash or other consideration in respect of a tender or exchange offer for Core Lab’s common shares where such cash and the value of any such other consideration per Core Lab’s common share validly tendered or exchanged exceeds the closing sale price (as defined in the indenture) of Core Lab’s common shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
For purposes of the adjustment to the exchange rate described in clause (5) above, “market price of Core Lab’s common shares” means the average sale price for a Core Lab’s common share for the 20 trading day period ending on the trading day prior to the ex-dividend date.
In the event that Core Lab distributes shares of capital stock of a subsidiary of Core Lab pursuant to clause (4) above, the exchange rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of Core Lab’s common shares, in each case over a measurement period following the distribution.
In no event shall the exchange rate as adjusted pursuant to clauses (5) and (6) above exceed 13.7193 per $1,000 principal amount of notes (as may be adjusted on a proportional basis for any adjustment made pursuant to clauses (l)-(4) above).
The indenture provides that if Core Lab implements a shareholders’ rights plan (other than pursuant to statutory rights), the rights plan must provide that upon exchange of the notes the holders will receive, in addition to the Core Lab’s common shares issuable upon exchange, the rights which would attach to the Core Lab’s common shares issuable upon exchange, unless prior to any exchange, the rights have separated from the Core Lab’s common shares, in which case the exchange rate will be adjusted at the time of separation as if Core Lab had distributed to all holders of Core Lab’s common shares, shares of its capital stock, evidences of indebtedness or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Core Lab will not make any adjustment to the exchange rate if holders of the notes may participate in the transaction and receive the same consideration the holders of the notes would have received had they exchanged their notes solely into Core Lab’s common shares based on the applicable exchange rate immediately prior to such transaction (assuming such holder of common shares received proportionately the same consideration received by all common shareholders in the aggregate).
Except as stated above, the exchange rate will not be adjusted for the issuance of Core Lab’s common shares or any securities exchangeable for Core Lab’s common shares or carrying the right to purchase any of the foregoing.
In the case of:
•	any reclassification of the Core Lab’s common shares, or

•	a consolidation, merger, or combination involving Core Lab, or a transfer, conveyance, or lease to another corporation of all or substantially all of the property and assets of Core Lab,

in which holders of Core Lab’s common shares receive stock, other securities, other property, assets or cash for their common shares, then upon exchange of notes following the effective date of such event, except as provided under “Exchange After a Public Acquirer Change in Control” the provisions set forth under “— Payment Upon Exchange” shall continue to apply, with the daily exchange values and the daily settlement amounts determined based on the kind and amount of consideration that would have been received pursuant to the transaction by a holder of a number of Core Lab’s common shares equal to the then applicable exchange rate and the remaining shares shall be paid in such consideration. For purposes of the foregoing, the definitions of volume weighted average price and trading day would be modified to apply to such consideration as applicable. In the event holders of Core Lab’s common shares have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the notes shall be exchangeable into the consideration that a majority of the holders of Core Lab’s common shares who made such an election received in such transaction. We and Core Lab may not become a party to any such transaction unless its terms are consistent with the foregoing.
In the event of a taxable distribution to holders of Core Lab’s common shares or in certain other circumstances requiring an adjustment to the exchange rate (including an adjustment to the exchange rate upon a Change in Control, as described below), the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Core Lab’s common shares. See “Certain United States Federal Income Tax Considerations.”
Adjustment to Exchange Rate Upon a Change in Control
If and only to the extent you elect to exchange your notes in connection with a transaction described under the definition of a Change in Control described below under “— Purchase of Notes at the Option of the Holder Upon a Change in Control,” except as provided under “Exchange After a Public Acquirer Change in Control” we will increase the exchange rate for the notes by a number of Core Lab’s common shares as described below. The number of make-whole shares by which the exchange rate is increased will be determined by reference to the table below, based on the date on which the Change in Control becomes effective and the share price. If the holder of Core Lab’s common shares receives only cash in such transaction, the share price will be the cash amount paid per share. Otherwise, the share price will be the average of the last reported volume weighted average of Core Lab’s common shares on the five trading days immediately preceding the effective date of such Change in Control. We will notify you of the anticipated effective date of any Change in Control at least 22 trading days prior to such date, to the extent practicable.
An exchange of the notes by a holder will be deemed for these purposes to be “in connection with” a Change in Control if the exchange notice is received by the exchange agent following the effective date of the Change in Control but before the related Change in Control Purchase Date (as specified in the purchase notice described under “— Purchase at the Option of the Holder Upon a Change in Control”).
The number of additional shares will be adjusted in the same manner as and as of the same date on which the exchange rate of the notes is adjusted as described above under “— Adjustments to Exchange Rate.” The share prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment and the denominator of which is the exchange rate as so adjusted.
The following table sets forth the number of additional shares by which the exchange rate for the notes shall be adjusted:

Effective Date	Share Price

	$72.89	$94.76	$105.00	$115.00	$125.00	$135.00	$145.00	$155.00	$165.00	$175.00	$185.00	$195.00	$205.00
November 6, 2006	3.1660	1.7991	1.4153	1.1323	0.9141	0.7436	0.6086	0.5004	0.4131	0.3419	0.2836	0.2354	0.1955
October 31, 2007	3.1660	1.7991	1.3991	1.1029	0.8773	0.7029	0.5666	0.4587	0.3728	0.3037	0.2477	0.2021	0.1648
October 31, 2008	3.1660	1.7453	1.3203	1.0158	0.7882	0.6157	0.4835	0.3813	0.3014	0.2386	0.1888	0.1493	0.1176
October 31, 2009	3.1660	1.6074	1.1655	0.8587	0.6368	0.4747	0.3550	0.2660	0.1993	0.1490	0.1109	0.0819	0.0598
October 31, 2010	3.1660	1.3080	0.8573	0.5671	0.3745	0.2464	0.1611	0.1042	0.0662	0.0409	0.0242	0.0133	0.0064
October 31, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact share price and effective dates of the Change in Control transaction may not be set forth on the table, in which case, if the share price is:

•	between two share prices in the table or such effective date is between two dates on the table, the number of make-whole shares added to the exchange rate of the notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $205.00 per share (subject to adjustment), no make-whole shares will be added to the exchange rate of the notes; and

•	less than $72.89 per share (subject to adjustment), no make-whole shares will be added to the exchange rate of the notes.
Notwithstanding the foregoing, in no event will the exchange rate for the notes exceed 13.7193 per $1,000 principal amount of the notes, subject to adjustments in the same manner as the exchange rate.
Any exchange that entitles the exchanging holder to an adjustment to the exchange rate as described in this section shall be settled as described under “— Payment Upon Exchange” above.
Our obligation to increase the exchange rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.
Exchange After a Public Acquirer Change in Control
Notwithstanding the foregoing, in the case of a Public Acquirer Change in Control (as defined below), we may, in lieu of issuing additional Core Lab common shares upon exchange as described in “— Adjustment to Exchange Rate Upon a Change in Control” above, elect to adjust Core Lab’s exchange obligation and the exchange rate such that from and after the effective date of such Public Acquirer Change in Control, holders of the notes will be entitled to exchange their notes (subject to the satisfaction of certain conditions) into shares of public acquirer common stock (as defined below), and the exchange rate in effect immediately before the Public Acquirer Change in Control will be adjusted by multiplying it by a fraction:
•	the numerator of which will be (i) in the case of a consolidation, merger or binding share exchange, pursuant to which Core Lab’s common shares are exchanged solely into cash, the cash paid or payable per common share or (ii) in any other case, the average of the closing sale prices of Core Lab’s common shares for the five consecutive trading days prior to but excluding the effective date of such Public Acquirer Change in Control, and

•	the denominator of which will be the average of the closing sale prices of the Public Acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such Public Acquirer Change in Control.
A “Public Acquirer Change in Control” means a Change in Control (regardless of whether such transaction is excluded from the definition pursuant to the third paragraph following the first paragraph of such definition) in which the acquirer has a class of common stock (or depositary shares or receipts in respect thereof) traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such Change in Control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock (or such depositary shares or receipts) satisfying the foregoing requirement, it will be deemed to have public acquirer common stock if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock or depositary shares or receipts satisfying the foregoing requirement, provided that such corporation fully and unconditionally guarantees the notes, in which case all references to public acquirer common stock will refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
Upon a Public Acquirer Change in Control, if we so elect, holders may exchange their notes (subject to the satisfaction of the conditions to exchange described under “— Exchange Procedures — Procedures to be Followed by a Holder” above) for public acquirer common stock at the adjusted exchange rate described in the second preceding paragraph but will not be entitled to receive additional shares upon exchange as described under “—

Adjustment to Exchange Rate Upon a Change in Control.” We are required to notify holders of our election in our notice to holders of such transaction, which notice will be provided at least 22 trading days prior to the anticipated effective date of any change in control, to the extent practicable. Following any such election, the provisions set forth herein, including those set forth under “— Payment Upon Exchange” shall continue to apply except that reference to Core Lab’s common shares shall be deemed to refer to the public acquirer common stock.
Purchase at the Option of the Holder Upon a Change in Control
If a Change in Control occurs at any time prior to maturity, each holder will have the right, at the holder’s option, to require us to purchase any or all of the holder’s notes. The notes may be purchased in multiples of $1,000 principal amount. We will purchase the notes at a price equal to the principal amount plus any accrued and unpaid interest, if any, liquidated damages and additional amounts owed, if any, and overdue interest, if any, to the purchase date; provided that if such purchase date falls after a record date and on or prior to the corresponding interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the notes on the applicable record date instead of the holders surrendering the notes for purchase.
On or before the 30th day after the occurrence of a Change in Control, we will mail to all holders of record of the notes, a notice of the occurrence of the Change in Control and of the resulting purchase right. We also will deliver to the trustee a copy of the notice. To exercise the purchase right, holders of notes must deliver, on a date selected by the Company (the “Change in Control Purchase Date”), which date must be no earlier than 20 trading days after the date of our notice of a Change in Control and no later than 35 trading days after the date of our notice of a Change in Control, the notes to be purchased, duly endorsed for transfer, together with the form entitled “Option to Elect Purchase Upon a Change in Control” on the reverse side of the notes duly completed, to us, or an agent designated by us.
The Change in Control Purchase Notice will state, among other matters:
•	briefly, the event(s) causing the Change in Control;

•	the effective date of the Change in Control;

•	the Change in Control Purchase Date, which must be no earlier than 20 trading days after and no later than 35 trading days after the date of the notice of a Change in Control;

•	the last date upon which a holder may exercise its purchase right;

•	the Change in Control purchase price;

•	the names and addresses of the paying agent and the exchange agent;

•	the then-current exchange rate and any adjustments thereto, including the amount of make-whole shares issuable with respect to such exchange;

•	that notes with respect to which a holder has elected its purchase right may be exchanged only upon a withdrawal of such election in accordance with the terms of the indenture;

•	that the Change in Control purchase price for any note as to which an Option to Elect Purchase Upon a Change in Control has been duly given and not withdrawn, together with any accrued interest payable with respect thereto, will be paid on or prior to the third Trading Day following the later of the Change in Control purchase date and the time of surrender of such note;

•	briefly, the exchange rights of the notes;

•	the procedures a holder must follow to exercise its repurchase right and for withdrawing an Option to Elect Purchase upon a Change in Control;

•	that, unless the Company defaults in making payment of such Change in Control Purchase Price and interest due, if any, interest on the Securities surrendered for purchase will cease to accrue on and after the Change in Control Purchase Date; and

•	the CUSIP number or numbers, as the case may be, of the Securities.
A “Change in Control” shall be deemed to have occurred at such time as either of the following events shall occur:
(i) any person or group, other than Core Lab, Core Lab’s subsidiaries or any employee benefits plan of Core Lab or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person or group has become the beneficial owner of shares with a majority of total voting power of Core Lab’s common shares; or
(ii) Core Lab consolidates with or merges with or into another person, or sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than one of its subsidiaries) or any person (other than one of its subsidiaries) consolidates with or merges with or into Core Lab, and the outstanding Core Lab’s common shares are reclassified into, converted for or converted into the right to receive any other property or security, provided that none of these circumstances will be a Change in Control if persons that beneficially own Core Lab’s common shares immediately prior to the transaction own, directly or indirectly, a majority of the total voting power of all outstanding voting stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Core Lab’s common shares immediately prior to the transaction.
In addition to the foregoing, solely for purposes the foregoing provisions of “— Purchase at the Option of the Holder Upon a Change in Control,” (and not for purposes of the provisions described under “— Adjustment to Exchange Rate Upon a Change in Control) the following shall also be deemed to be a Change in Control:
•	Core Lab’s shareholders approve any plan or proposal for the liquidation or dissolution of Core Lab; or

•	Core Lab’s common shares (or other common stock or depositary shares or receipts into which the notes are then convertible) cease to be listed on a national securities exchange or quoted on another established automated over-the-counter trading market in the United States.
For purposes of defining a Change in Control:
(x) the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;
(y) the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and
(z) the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.
Notwithstanding the foregoing, it will not constitute a Change in Control if at least 90% of the consideration for the Core Lab’s common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenter’s appraisal rights and cash payment of the settlement amount, if any) in the transaction or transactions constituting the Change in Control transaction consists of common stock (or depositary shares or receipts evidencing common stock) traded on a United States national securities exchange or which will be so traded when exchanged in connection with the Change in Control transaction, and as a result of such transaction or transactions the notes become exchangeable solely into such consideration.
To exercise the purchase right, holders of notes must deliver, on or before the third day immediately preceding the Change in Control Purchase Date, the notes to be purchased, duly endorsed for transfer, together with the form entitled “Option to Elect Purchase Upon a Change in Control” on the reverse side of the note duly completed, to us, or an agent designated by us.
We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the purchase of the notes in the event of a Change in Control.
The purchase rights of the holders of notes (and the requirement to increase the exchange rate in the event of certain exchanges) could discourage a potential acquirer of Core Lab. The Change in Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of Core Lab by any means or part of a plan by management to adopt a series of anti-takeover provisions.
The term Change in Control is limited to specified transactions and may not include other events that might adversely affect our financial condition or the financial condition of Core Lab. In addition, holders may not be protected by the requirement that we offer to purchase the notes upon a Change in Control in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Core Lab.
No notes may be purchased at the option of holders upon a Change in Control if there has occurred and is continuing an event of default described under “— Events of Default; Notice and Waiver” below. However, notes may be purchased if the event of default is in the payment of the Change in Control purchase price with respect to the notes.
Calculations in Respect of the Notes
Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the exchange settlement amount, the sale price or volume weighted average price of Core Lab’s common shares, accrued interest payable on the notes and the exchange rate and exchange price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the notes.
Mergers and Sales of Assets
The indenture provides that neither we nor Core Lab will consolidate with or merge into any other person or convey, transfer or lease our or its properties and assets substantially as an entirety to another person, unless, among other items:
•	with respect to us, we are the continuing entity or the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our and/or Core Lab’s obligations, as applicable under the notes and the indenture;

•	if as a result of such transaction, the notes become convertible or exchangeable into common shares or other securities issued by a third party, such third party fully and unconditionally guarantees obligations of us or such successor under the notes and the indenture; and

•	neither we, Core Lab nor the successor person will immediately thereafter be in default under the indenture.
Upon the assumption of our and/or Core Lab obligations by a successor as described above, subject to certain exceptions, we and/or Core Lab will be discharged from all obligations under the notes and the indenture. Certain of these transactions which would constitute a Change in Control would permit each holder to require us to purchase their notes as described under “— Purchase at Option of the Holder Upon a Change in Control.”
Events of Default; Notice and Waiver
The indenture provides that, if an event of default specified in the indenture has happened and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare due and payable:
•	the principal amount of the notes; plus

•	interest, if any, or liquidated damages and additional amounts, if any, accrued and unpaid on the notes to the date of the declaration.
In the case of certain events of bankruptcy or insolvency, the principal amount of the notes plus interest, if any, and liquidated damages and additional amounts, if any, on the notes, accrued and unpaid to the occurrence of the event, will automatically become and be immediately due and payable.
Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.
Under the indenture, events of default are defined as:
          (1) default in payment of:
•	the principal amount (if the default continues for 10 days),

•	interest, if any, or liquidated damages and additional amounts, if any, on the notes, if any (if the default continues for 30 days), or

•	Change in Control purchase price (if the default continues for 10 days) with respect to any note when it becomes due and payable;
(2) our failure for 20 days to deliver cash or a combination of cash and Core Lab’s common shares (including cash in lieu of fractional shares) when required to be delivered following the exchange of a note;
(3) our or Core Lab’s failure to comply with any of our or their other agreements in the notes or the indenture upon the receipt by us of notice of the default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes, then outstanding and our failure to cure the default within 90 days after receipt by us of such notice (or 180 days after such notice in the event of any default relating to any failure to timely provide SEC reports);
(4) certain events of our or Core Lab’s bankruptcy or insolvency;
(5) the failure to keep Core Lab’s full and unconditional guarantee in place;
(6) failure by us to give a Change in Control Notice or notice of a specified corporate transaction as described under “— Exchange Upon Specified Corporate Transactions,” in each case when due; and
(7) default by Core Lab or any subsidiary in the payment of the principal or interest on any bank credit facility under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed, in excess of $25 million in the aggregate of Core Lab and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by Core Lab or such subsidiary.
The trustee will give notice to holders of the notes of any continuing default known to the trustee within 90 days after the trustee becomes aware of such default; provided that, except in the case of a default as described in clause (1) above, the trustee may withhold notice if it determines in good faith that withholding the notice is in the interests of the holders.
The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that the direction may not conflict with any law or the indenture and will be subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee will be entitled to receive from the holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities incurred by it in complying with the direction. No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless:
(1) the holder has previously given us and the trustee written notice of a continuing event of default;
(2) the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;
(3) the holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;
(4) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and
(5) the trustee has failed to comply with the request within the 60-day period.
However, the right of any holder (1) to receive payment of the principal amount, interest, or additional amounts, if any, on the notes, Change in Control purchase price or any overdue interest in respect of the notes held by such holder, on or after the respective due dates of such payments, (2) to institute suit for the enforcement of any payments or exchange or (3) to exchange notes, will not be impaired or adversely affected without the holder’s consent.
The holders of at least a majority in aggregate principal amount of the outstanding notes may waive an existing default and its consequences, other than:
•	any default in any payment on the notes;

•	any default with respect to the exchange rights of the notes; or

•	any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each note as described under “— Modification.”
We will be required to furnish to the trustee annually a statement as to any default by us or Core Lab in the performance and observance of our or Core Lab obligations under the indenture.
Modification
Modification and amendment of the indenture or the notes may be effected by us, Core Lab and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. Notwithstanding the foregoing, no amendment may without the consent of each holder affected thereby:
(1) reduce the principal amount, purchase price or extend the stated maturity of any notes or alter the manner or rate of accrual of interest, liquidated damages, or additional amounts or make any note payable in money or securities other than that stated in the notes;
(2) make any change to the principal amount of notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to amendments or waivers with respect to the payment of principal;
(3) make any change that adversely affects a holder’s right to exchange any note or reduce the amount of cash, Core Lab’s common shares or other property deliverable upon exchange pursuant to the terms of the indenture or the right to require us to purchase a note upon a Change in Control; or
(4) impair the right to institute suit for the enforcement of any payment with respect to, or exchange of, the notes; or
(5) release Core Lab from its obligations under its guarantee of the notes.

The indenture also provides for certain modifications of their terms without the consent of the holders.
Payment of Additional Amounts
Unless otherwise required by Dutch law, neither we nor Core Lab will deduct or withhold from payments made with respect to the notes and the guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in The Netherlands having the power to tax (“Dutch taxes”). In the event that either we or Core Lab is required to withhold or deduct on account of any Dutch taxes due from any payment made under or with respect to the notes or the guarantee, as the case may be, we or Core Lab, as the case may be, will pay additional amounts so that the net amount received by each holder of notes will equal the amount that the holder would have received if the Dutch taxes had not been required to be withheld or deducted. The amounts that we or Core Lab are required to pay to preserve the net amount receivable by the holders of the notes are referred to as “additional amounts.”
Also, additional amounts will not be payable with respect to a payment made to a holder of the notes to the extent:
(1) that any Dutch taxes would not have been so imposed but for the existence of any present or former connection between the holder and The Netherlands other than the mere receipt of the payment, the acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under the notes, the guarantee or the indenture;
(2) of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as described below or as otherwise provided in the indenture;
(3) that any such Dutch taxes would not have been imposed but for the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for in full, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30-day period; or
(4) that the holder would not be liable or subject to such withholding or deduction of Dutch taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if the making of the declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes.
We and Core Lab will also:
•	withhold or deduct such Dutch taxes as required;

•	remit the full amount of taxes deducted or withheld to the relevant taxing authority in accordance with all applicable laws;

•	use reasonable efforts to obtain from each relevant taxing authority imposing the taxes certified copies of tax receipts evidencing the payment of any taxes deducted or withheld; and

•	except where additional amounts have been paid pursuant to the foregoing, upon request, make available to the holders of the notes, within 60 days after the date the payment of any taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us or Core Lab and, notwithstanding our or Core Lab’s efforts to obtain the receipts, if the same are not obtainable, other evidence of such payments.
In addition, we or Core Lab will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto, payable in The Netherlands or the United States or any political subdivision or taxing authority of or in the foregoing with respect to the creation, issue, offering, enforcement, or retirement of the notes or the guarantee.

Form and Denomination
The notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples of $1,000. We may not reissue a note that has matured or been exchanged, purchased by us at the option of a holder or otherwise canceled, except for the transfer, exchange or replacement of the note.
Global New Security; Book-Entry Form. The notes will be issued in the form of one or more global notes (collectively, the “global note”). The global note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Purchasers of the notes may hold their interests in the global note directly through DTC if the holder is a participant in DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules, and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.
Persons who are not participants may beneficially own interests in the global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Except as provided below under “— Form and Denomination — Certificated Notes,” owners of beneficial interests in the global note will not be entitled to have certificates registered in their names. These owners will not receive or be entitled to receive physical delivery of certificates in definitive registered form and will not be considered the holders of the global note.
Payment of the principal amount or the purchase price of notes represented by the global note will be made to Cede & Co., the nominee for DTC, as the registered owner of the global note. Payments will be made by wire transfer of immediately available funds on the payment date. We, Core Lab, the trustee and any paying agent will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note. In addition, we, Core Lab, the trustee and any paying agent will have no responsibility or liability for maintaining, supervising or reviewing any records relating to any beneficial ownership interests.
We have been informed by DTC that, with respect to any payment of principal amount or the purchase price of notes represented by the global note, DTC’s practice is to credit participants’ accounts on the payment date. These payments will be in amounts proportionate to the participants’ respective beneficial interests in the principal amount represented by the global note as shown on the records of DTC. DTC will not credit participants’ accounts if DTC has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through participants will be the responsibility of the participants. This is currently the case with securities held for the accounts of customers registered in street name.
Because DTC can only act on behalf of participants who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing its interest.
DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of the participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.
If you would like to exchange your notes for Core Lab’s common shares pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.
We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for notes in definitive form, which it will distribute to its participants.
Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, Core Lab, the trustee, or any registrar, paying agent or exchange agent under the indenture will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered, definitive form in exchange for the global note.
Certificated Notes. Certificated notes may be issued in exchange for notes represented by the global note if no successor depositary is appointed by us as set forth under “— Form and Denomination — Global Note; Book-Entry Form.”
Information Concerning the Trustee
Core Lab has appointed Wells Fargo Bank, National Association, as trustee under the indenture, and as paying agent, exchange agent, registrar and custodian with regard to the notes. The trustee is one of a number of banks with which we, Core Lab and our subsidiaries maintain ordinary banking relationships.
Governing Law
The indenture, the notes and the guarantee are governed by, and construed in accordance with, the laws of the State of New York.

REGISTRATION RIGHTS
In connection with the initial private placements of the notes, we and Core Lab entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes and the common shares issuable on exchange of the notes. Under this agreement, we will, at our cost:
•	use all reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the notes; and

•	use all reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earliest of (i) the date on which the notes and the common shares issuable upon their exchange may be sold by persons that are not affiliated with us or Core Lab pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Securities and Exchange Commission under the Securities Act; (ii) the date as of which all the notes or the common shares issuable upon their exchange have been sold under Rule 144 under the Securities Act (or any similar provision then in force); (iii) the date as of which all the notes and the common shares issuable upon their exchange have been sold pursuant to the shelf registration statement or (iv) all notes and common shares issuable upon exchange therefor cease to be outstanding.
We and Core Lab have the right to suspend the use of the shelf registration statement during specified periods of time relating to pending corporate developments and public filings with the Securities and Exchange Commission and similar events.
If we and Core Lab fail to cause the shelf registration statement to be declared effective no later than 180 days after the first date of original issuance of the notes, or if, after the shelf registration statement has been declared effective, we and Core Lab fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then, in each case, Core Lab will pay liquidated damages to all holders of notes equal to 0.25% per annum of the principal amount of such notes until such failure is cured. Liquidated damages will not accrue at a rate per annum in excess of 0.25%. All references in this Description of Notes to “interest” includes the foregoing liquidated damages. Liquidated damages will not be payable with respect to Core Lab’s common shares issuable upon exchange for the notes.
A holder who elects to sell any securities pursuant to the shelf registration statement will be:
•	required to be named as a selling securityholder;

•	required to deliver a prospectus to purchasers;

•	subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	bound by the provisions of the registration rights agreement including indemnification obligations.
We refer to the notes (including the related guarantee) and the common shares issuable on exchange, or purchase of the notes as “registrable securities.” Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of, this shelf registration statement, we will file an amendment to the shelf registration statement or supplement to the related prospectus to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in this prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.
This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. See “Incorporation by Reference” for information on obtaining a copy of the registration rights agreement.

DESCRIPTION OF CORE LABORATORIES N.V.’S SHARE CAPITAL
General
The authorized share capital of Core Laboratories is EUR 4,120,000 consisting of 100,000,000 Common Shares (“Common Shares”), each with a par value of EUR 0.04, and 3,000,000 Preference Shares (“Preference Shares”), each with a par value of EUR 0.04 (Common Shares and Preference Shares are sometimes collectively referred to herein as “Shares”). As of October 27, 2006, 25,089,385 Common Shares were outstanding. Common Shares and Preference Shares will be issued in registered form only.
Common Shares
Each shareholder of record is entitled to one vote for each Common Share held on every matter submitted to a vote of shareholders.
In the event of the liquidation, dissolution or winding up of Core Lab, and subject to the liquidation preference of holders of Preference Shares, if any, holders of Common Shares are entitled to receive, on a pro rata basis, all assets of Core Lab remaining available for distribution to the holders of Common Shares. The Articles of Association make no provision for cumulative voting and, as a result, the holders of a majority of Core Lab’s voting power will have the power to elect all members of the Supervisory Board.
Preference Shares
No Preference Shares are outstanding. The Supervisory Board has the authority to issue Preference Shares from time to time for a maximum period of five years, which will expire on June 28, 2011, subject to future extensions. If such Preference Shares are issued, holders thereof will be entitled to receive, when, as and if declared by the Supervisory Board, dividends at a rate to be determined by the Supervisory Board at the time of issuance of the Preference Shares prior to any payment of dividends to the holders of Common Shares. In addition, the holders of Preference Shares may be entitled to a liquidation preference, payable in the event of any liquidation, dissolution or winding up of Core Lab after satisfaction of any indebtedness but before any distribution of assets is made to holders of Common Shares.
Holders of Preference Shares will have a right to one vote for each Preference Share held on every matter submitted to a vote of shareholders and such holders will vote as a class on matters to be determined by the Supervisory Board. If issued, the Supervisory Board may designate that the Preference Shares may be converted into Common Shares under certain specified circumstances. Under Netherlands law, the Supervisory Board may also authorize the issuance of Preference Shares with payment to Core Lab of up to 75% of the par value of such Preference Shares being deferred until such time as it is called by Core Lab. Such issuance of Preference Shares may adversely affect, among other things, the voting, dividend and liquidation rights of holders of Common Shares. The issuance of Preference Shares may have the effect of delaying, deferring or preventing a change of control of Core Lab. The Supervisory Board has no present plans to issue any such Preference Shares.
Summary of Certain Other Matters
Core Lab’s shareholders have authorized the Supervisory Board to issue such additional authorized but unissued Common Shares as the Supervisory Board shall determine. Under the laws of The Netherlands, such authorization can only be granted for a five-year period and will expire June 28, 2011, subject to future extension(s). Under the Articles of Association, each holder of Common Shares shall generally have a preemptive right to subscribe with regard to any issue of Common Shares pro rata to the shareholder’s existing holdings of Common Shares, except for certain issuances to employees and issuances for noncash consideration.
Subject to certain restrictions contained in the laws of The Netherlands and the Articles of Association, Core Lab currently has the authority to acquire its own fully paid shares in an amount not to exceed 10% of the outstanding shares at any time in open market purchases at any price not to exceed $200.00 per share or its equivalent in other currencies. Such authorization, which has been granted by the shareholders, may not be granted for more than 18 months, is currently valid through December 23, 2007. No such authorization will be required if Core Lab acquires shares in its own capital for the purpose of transferring the same to employees of Core Lab or of a group company under a scheme applicable to such employees, provided that such shares are officially listed on an exchange.
Transfer Agent and Registrar
The transfer agent and registrar for Core Lab’s common shares is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and Core Lab’s common shares into which the notes are exchangeable but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary is limited to holders who hold the notes and any Core Lab’s common shares into which such notes are exchangeable as capital assets (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities, except to the extent specifically set forth below;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar;

•	persons who actually or constructively own 10% or more of the total combined voting power of all classes of Core Lab’s stock entitled to vote;

•	persons who hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

•	persons deemed to sell the notes or common shares under the constructive sale provisions of the Code.
In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A partnership that holds the notes or common shares and partners in such partnerships should consult their tax advisors.
Core Lab believes, and the following discussion assumes, that Core Lab is not a passive foreign investment company for U.S. federal income tax purposes.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the notes and Core Lab’s common shares arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Consequences to U.S. Holders
The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or Core Lab’s common shares. Certain consequences to non-U.S. holders of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. holder” means a holder of a note that is:
•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a U.S. court and the control of all substantial decisions of the trust is held by one or more United States persons or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
Interest
You must include interest paid on the notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.
Market Discount
     If you purchase a note for an amount that is less than its issue price, subject to a de minimis exception you will be treated as having purchased the note at a “market discount.” In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, you may elect (with respect to the note and all your other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.
Amortizable Bond Premium
     If you purchase a note for an amount in excess of its principal amount, you will be treated as having purchased the note with “amortizable bond premium” equal in amount to such excess. You may elect (with respect to the note and all your other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on the disposition of the note.
Constant Yield Method
     In lieu of accounting for market discount and amortizable bond premium separately, you may elect to include in income all interest that accrues on the note (including market discount and adjusted for amortizable bond premium) using a constant yield method under which the note would be treated as if issued on your purchase date for an amount equal to your adjusted basis in the note immediately after your purchase of the note. Such an election will simplify the computation and reporting of income from a note and will effectively permit you to report income using the accrual method and a constant yield.
Liquidated Damages
In certain circumstances, we are obligated to pay liquidated damages (as described above under “Description of Notes — Registration Rights”) in addition to interest and principal on the notes. We intend to take the position for U.S. federal income tax purposes that any payment of liquidated damages should be taxable to you as additional ordinary income when it is received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that, as of the date of issuance of the notes, the possibility that liquidated damages will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income from the notes. You should consult your tax advisor concerning the appropriate tax treatment of the payment of liquidated damages with respect to the notes.
Purchase at the Option of Holder
If, after a Change in Control, you require us to purchase a note and we deliver cash in full satisfaction of the purchase price, the purchase will be treated the same as a sale of the note, as described below under “— Sale, Exchange, Redemption or Other Disposition of the Notes.”

Sale, Exchange, Redemption or Other Disposition of the Notes
Except as described under “Consequences to U.S. Holders — Market Discount,” upon the sale, exchange, redemption or other disposition of a note, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or other disposition, except to the extent such amount is attributable to accrued interest income or market discount not previously included in income, which will be taxable as ordinary income, as described above under “— Interest” and “— Market Discount” and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note, increased by any market discount included in gross income with respect to the note and decreased by any amortizable bond premium deductions and any payments received on the note other than payments of qualified stated interest. Such capital gain or loss will be long-term capital gain or loss if you have held the note for more than one year at the time of sale, exchange, redemption or other disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations.
Exchange of Notes for Cash and any Core Lab’s Common Shares
The receipt of cash and any Core Lab’s common shares upon exchange of the notes will generally be treated as a sale or exchange of the notes (see “— Sale, Exchange, Redemption or Other Disposition of the Notes”). Accordingly, you will generally recognize gain or loss on such exchange. The amount of gain or loss will be equal to the difference between the cash plus the fair market value of any Core Lab’s common shares received except to the extent such amount is attributable to accrued interest not previously included in income, which will be taxable as ordinary income. The tax basis of any Core Lab’s common shares received upon an exchange will equal the fair market value of such shares received at the time of the exchange. Your holding period for the Core Lab’s common shares will begin on the day after the exchange.
Constructive Dividends upon Certain Exchange Rate Adjustments
You may, in certain circumstances, be deemed to have received distributions with respect to Core Lab’s common shares if the exchange rate of the notes is adjusted. However, adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to Core Lab’s shareholders and adjustments upon a Change in Control, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described under “— Dividends” below, even though you have not received any cash or property as a result of such adjustments and even though you may never exercise your exchange right. You should consult your tax advisor regarding whether an adjustment results in a constructive dividend to you and to determine whether the preferential tax rate described below under “— Dividends” is applicable to such a constructive dividend. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to holders of Core Lab’s common shares.
Dividends
Distributions, if any, received by you with respect to Core Lab’s common shares generally will be included in your income as foreign source dividend income to the extent of Core Lab’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. With respect to non-corporate taxpayers for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable capital gains rate provided Core Lab’s common shares continue to be traded on the NYSE and certain holding period requirements are satisfied. Distributions in excess of Core Lab’s current and accumulated earnings and profits would be treated as a return of capital to the extent of your adjusted tax basis in Core Lab’s common shares and thereafter as capital gain from the sale or exchange of such common shares. Dividends would not be eligible for the dividends received deduction generally allowed to U.S. holders that are corporations.
The amount of any dividends will include any amounts withheld in respect of Dutch taxes. A U.S. holder may be entitled to deduct or claim a foreign tax credit for, any Dutch taxes withheld. However, the foreign tax credit rules are complex, and U.S. holders are encouraged to consult their tax advisers regarding the availability of a deduction or foreign tax credit with respect to any Dutch withholding tax.

Sale, Exchange, Redemption or Other Disposition of Core Lab’s Common Shares
Upon the sale, exchange, redemption or other disposition of Core Lab’s common shares, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange, redemption or other disposition and (ii) your adjusted tax basis in the common shares. Such capital gain or loss generally will be U.S. source gain or loss and long-term capital gain or loss if your holding period in the common shares is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. Your adjusted tax basis and holding period in common shares received upon an exchange of a note are determined as discussed above under “— Exchange of the Notes for Core Lab’s Common Shares.” The deductibility of capital losses is subject to limitations.
Classification as a Passive Foreign Investment Company
A non-U.S. corporation will be a passive foreign investment company or “PFIC” in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries under a “look through” rule, either 75% of its gross income is considered “passive income” or at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Core Labs does not believe that it is a PFIC and does not expect to become a PFIC in the future. If Core Lab were treated as a PFIC for any taxable year during which a U.S. holder held notes or Core Lab’s common shares, certain adverse consequences could apply to the U.S. holder.
Consequences to Non-U.S. Holders
The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or Core Lab’s common shares. For purposes of this discussion, a “non-U.S. holder” means a holder of notes that is not a U.S. holder. In general, subject to the discussion below concerning backup withholding:
Interest
You will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, provided that:
•	the interest you receive on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person, which certification may be made on an IRS Form W-8BEN or successor form, or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.
Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders. If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN or successor form claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI or successor form stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you generally will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Internal Revenue Code. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax on a net income basis only if it is also attributable to a permanent establishment maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower rate as may be prescribed under an applicable U.S. income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.
Sale, Exchange, Redemption or Other Disposition of the Notes or Common Shares
Any gain realized by you on the sale, exchange (including the exchange of notes for Core Lab’s common shares in accordance with the terms of this offering), redemption or other disposition of a note, except with respect to accrued and unpaid interest, which would be taxable as described above, or Core Lab’s common shares generally will not be subject to U.S. federal income tax unless:
•	the gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange, redemption or other disposition and certain conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the notes; we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation.
If your gain is effectively connected with your conduct of a trade or business in the U.S., you generally will be subject to U.S. federal income tax on the net gain derived from the sale, subject to an applicable income tax treaty providing otherwise. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable U.S. income tax treaty. If you are an individual subject to tax by reason of your presence in the U.S. as described above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the U.S. You are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of notes or Core Lab’s common shares.
Dividends
In general, dividends, if any, received by you with respect to Core Lab’s common shares, and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the exchange rate of the notes, as discussed in “— Consequences to U.S. Holders — Constructive Dividends” above, will not be subject to U.S. federal income tax unless such dividends are effectively connected with your conduct of a trade or business in the United States (and if an applicable income tax treaty so provides, are attributable to a U.S. permanent establishment maintained by you), in which case such dividends generally will be subject to U.S. federal income tax on a net income basis. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.
Backup Withholding Tax and Information Reporting
A non-corporate U.S. holder may be subject to U.S. federal backup withholding tax at the applicable statutory rate (currently 28%) with respect to payments of principal and interest (including original issue discount and a payment in common shares pursuant to an exchange or purchase of the notes) on the notes, the payments of dividends on Core Lab’s common shares, and the proceeds of dispositions of the notes or Core Lab’s common shares, if the U.S.

holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. backup withholding certification requirements. A non-U.S. holder may be subject to U.S. backup withholding tax on payments on the notes or Core Lab’s common shares and the proceeds from a sale or other disposition of the notes or Core Lab’s common shares unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim an exemption from withholding tax on interest will satisfy the certification requirement necessary to avoid backup withholding. Any amounts so withheld will be allowed as a credit against a holder’s U.S. federal income tax liability, if any, and may entitle a holder to a refund, provided the required information is timely furnished to the IRS. Payments on the notes and Core Lab’s common shares, as well as the proceeds from a sale or other disposition, may be subject to information reporting. Holders of the notes should consult their tax advisors concerning the application of the backup withholding and information reporting rules in their particular circumstances.

CERTAIN NETHERLANDS TAX CONSIDERATIONS
The following is a summary of the principal Netherlands tax consequences relating to the purchase, ownership and disposition of the notes, respectively the exchange of notes for Core Lab’s common shares and the ownership and disposition thereof to non-residents of the Netherlands (hereinafter referred to as non-resident holders and each such holder referred to as a non-resident holder). Relief from Netherlands tax may be available to non resident holders under the Netherlands treaties for the avoidance of double taxation in respect of Income or Gift and/or Estates and Inheritances (the ‘Netherlands Tax Treaties”).This summary is not exhaustive of all the possible tax consequences that may be relevant to potential investors in light of their particular circumstances and they are advised to consult their own tax advisors in order to determine the Netherlands tax consequences, as well as the relief that may be available thereto under the Netherlands Tax Treaties, in relation to the purchase, ownership and disposition of notes and the exchange into Core Lab’s common shares as well as the ownership and disposition thereof in their own particular circumstances. In particular this summary does not cover the Netherlands tax consequences applicable to partnerships or entities taxable as partnerships. It presumes that all terms and conditions relating to the notes and the Core Lab common shares and any of the transactions relating thereto or there under are in accordance with the at arm’s length principle.
This summary is based on the tax laws of the Netherlands, as interpreted in published case law, regulations and published policy, all as in effect per the date of this prospectus, without prejudice to changes made to these laws after this date, which may have retroactive effect, and which may affect the tax consequences described herein.
Notes
Corporate Income Tax and Individual Income Tax
If a holder of notes is not a resident or a deemed resident of the Netherlands nor has opted to be taxed as a resident of the Netherlands for Netherlands tax purposes, such holder is not taxable in respect of income derived from the notes and gains realised or deemed realised upon disposition of notes respectively the exchange of notes into Core Lab’s common shares and payments made by Core Lab in respect of notes under the Core Lab guarantee, if such a holder:
(i) does not have an enterprise or an interest in an enterprise, which, in whole or in part, is carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the notes are attributable; and
(ii) is not directly entitled (the term directly means, in this context, not through the beneficial ownership of shares or similar securities) to all or a share of the profits of, or to a co-entitlement to the net worth of, an enterprise that is managed and controlled in the Netherlands while the notes form part of the assets of, or are otherwise attributable to, such enterprise; and
(iii) does not have a substantial interest or deemed substantial interest (as defined below) in Core Lab or in the event such Holder does have such interest, this substantial interest qualifies as an asset of, or is otherwise attributable to an enterprise; and
(iv) does not carry out and has not carried out employment activities on the territory of the Netherlands, or as managing director (“bestuurder”) or supervisory board member (“commissaris”) of an entity resident in the Netherlands with which the holding of the notes is connected; and
(v) in the event such a holder is an individual, such holder does not carry out activities in the Netherlands with respect to notes and/or Core Lab’s common shares that exceed regular, active portfolio management (“normaal actief vermogensbeheer”);
There is no definition of the term “resident” in Netherlands tax law. Whether a holder of notes is a resident is determined according to the facts and circumstances. A resident individual of the Netherlands who has left the Netherlands without becoming a resident of another State and returns within 12 months is, amongst others, a deemed resident for this entire period.

With respect to point (iii) above for Netherlands individual income tax and corporate income tax purposes, a person (individual or corporate body as defined under Netherlands tax law), and in case of an individual, alone or together with certain statutory defined partners or related persons, holds a substantial interest (“aanmerkelijk belang”) if such person owns or is deemed to own, directly or indirectly (i) an interest of 5% or more in the total issued capital of a company residing in the Netherlands or of 5% or more of the issued share capital of a certain class of shares, (ii) rights, such as call options and conversion rights attached to debt securities to acquire, directly or indirectly such an interest or (iii) certain profits sharing rights.
Withholding Tax
Payments made by Core Lab under the Core Lab guarantee may be made free of withholding or deduction for, or on account of, any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein, unless such payments or any part thereof would qualify as “dividends” as described below in”Dividend Withholding Tax”.
Core Lab’s Common Shares
Corporate Income Tax and Individual Income Tax
A non-resident holder is not subject to Netherlands corporate income tax or Netherlands individual income tax in respect of the ownership of Core Lab’s common shares following exchange of notes and the disposition of Core Lab’s common shares provided such holder meets the conditions (i) through (v) in “— Notes — Corporate Income Tax and Individual Income Tax.”
Dividend Withholding Tax
Dividends distributed by Core Lab are generally subject to dividend withholding tax imposed in the Netherlands at a statutory rate of 25%. Under proposed legislation this rate will be reduced to 15% as per January 1, 2007. The term “dividends” for this purpose includes, but is not limited to:
(i) distributions made by Core Lab in cash or in kind, deemed and constructive distributions and repayments of additional paid-in capital not recognized as such for Netherlands dividend withholding tax purposes. Deemed distributions may arise from Exchange Rate adjustments of the notes if not justified on the basis of at arm’s length business considerations;
(ii) liquidation proceeds, proceeds of redemption of shares, or generally consideration for the repurchase of shares by Core Lab (including a repurchase by any of its direct or indirect subsidiaries) in excess of the average paid-in capital recognized for Netherlands dividend withholding tax purposes, unless such repurchase is undertaken for temporary investment purposes. The repurchase by Core Lab or any of its direct or indirect subsidiaries of notes may be construed in view of the Exchange Rights as a repurchase of quasi-shares;
(iii) the par value of shares issued by Core Lab to a shareholder or an increase of the par value of shares, as the case may be, to the extent that no contribution to capital, recognized for Netherlands dividend withholding tax purposes will be or has been made;
(iv) partial repayment of paid-in capital, recognized for Netherlands dividend withholding tax purposes, if and to the extent there are net profits, within the meaning of the Dividend Tax Act, unless the general meeting of shareholders of Core Lab has previously resolved to make such repayment and provided that the par value of the shares concerned has been reduced by changing the articles of association of Core Lab;
Pursuant to the Netherlands Income Tax Treaty with the United States of America, dividends paid by Core Lab to U.S. holders of Core Lab common shares that are entitled to the benefits thereof (other than exempt US pension organizations or other exempt U.S. organizations) are generally eligible for a reduction of the 25% Netherlands dividend withholding tax to among others (i) 15% or (ii) 5% in case of certain U.S. corporate shareholders owning directly 10% or more of the voting power of Core Lab. The Netherlands Income Tax Treaty with the United States provides for a complete withholding tax exemption for dividends paid by Core Lab to exempt U.S. pension organizations and other exempt U.S. organizations, as defined therein.
Gifts, Estate and Inheritance Taxes
No gift, estate or inheritance taxes will arise in the Netherlands in respect of the transfer of notes or Core Lab common shares by way of gift by, or on the death of a non resident holder unless:
(i) such holder at the time of the gift has or at the time of his death had an enterprise that in whole or in part, is or was either effectively managed in the Netherlands or carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise notes or Core Lab’s common shares are or were attributable; or
(ii) the notes or Core Lab’s common shares were attributable to the assets of an enterprise that is effectively managed in the Netherlands and the donor is or the deceased was entitled to a share in the profits of that enterprise at the time of the gift or at the time of his or her death other than by way of securities or through an employment contract; or
(iii) in case of a gift of notes or Core Lab’s common shares by an individual, who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed resident in the Netherlands.
An individual of Netherlands nationality is deemed to be a resident of the Netherlands for purposes of Netherlands gift, estate and inheritance taxes, if he or she has been resident in the Netherlands during the ten years preceding the gift or his or her death. An individual of any other nationality is deemed to be a resident of the Netherlands for the purpose of Netherlands gift tax only if he or she has been residing in the Netherlands at any time during the twelve months proceeding the time of the gift.
In case of the imposition of both foreign estate or inheritance taxes and Netherlands estate or inheritance taxes in connection with the transfer of notes or Core Lab’s common shares on the death of a foreign holder, relief may be found under applicable Netherlands Estate and Inheritance Tax Treaties. The Netherlands has, amongst others, concluded such a tax treaty with the United States of America.
Other Taxes and Duties
No Netherlands registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax, other than court fees, will be payable in the Netherlands in respect of or in connection with the signing and enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the Core Lab guarantee or the performance by Core Lab of its obligations under the guarantee. In general, no Netherlands value added tax will arise in respect of payments made by Core Lab under the Guarantee.
European Union Savings Directive
Under EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Directive”), Member States are required, from July 1, 2005, to provide to the tax authorities of other Member States details of payments of interest (or other similar income within the meaning of the EU Savings Directive) paid by a paying agent within the meaning of the EU Savings Directive within its jurisdiction to an individual resident or under circumstances for the benefit of such an individual resident in that other Member State. However, for a transitional period, an exception applies to Belgium, Luxembourg and Austria, which instead operate a withholding system in relation to such payments unless the individual resident elects for exchange of information. The withholding tax rate is initially 15%, increasing over time to 20% and 35%. The ending of such transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.
Also with effect from July 1, 2005, a number of non-EU countries including Switzerland, and certain dependent or associated territories of certain Member States have agreed to adopt similar measures (either the exchange of information or the imposition of transitional withholding tax) in relation to payments made by a paying agent within its jurisdiction to an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those independent or associated territories in relation to payments made by a paying agent in a Member State to an individual resident in one of those territories.

ERISA CONSIDERATIONS
Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit plans that are subject to ERISA, plans and other arrangements that are subject to Section 4975 of the Code and entities whose underlying assets are considered to include “plan assets” of such plans and arrangements (collectively, “Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interests” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code. The acquisition and/or ownership of the notes by a Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are acquired and are held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Accordingly, to prevent the possibility of any such prohibited transaction, each purchaser will be deemed to have represented by its purchase and holding of a note that either (1) it is not a Plan and is not purchasing the note on behalf of or with the assets of any Plan and will not transfer the note to any Plan, or (2) its purchase, holding and subsequent disposition or exchange of the note is either not a prohibited transaction under ERISA or the Code, or is entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more prohibited transaction exemptions, and is otherwise permissible under all applicable laws which are similar to ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION
The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying Core Lab’s common shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
Core Lab’s common shares may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the Core Lab’s common shares may be listed or quoted at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
In connection with the sale of the notes and the underlying Core Lab common shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of Core Lab’s common shares in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell the notes and the underlying Core Lab common shares short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying Core Lab’s common shares to broker-dealers that in turn may sell these securities.
The aggregate proceeds to the selling security holders from the sale of the notes or the underlying Core Lab common shares offered by them hereby will be the purchase price of the notes or Core Lab common shares less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Core Lab’s common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
The outstanding Core Lab common shares are listed for trading on the NYSE. We do not intend to list the notes for trading on any national securities exchange or on the NYSE and can give no assurance about the development of any trading market for the notes.
In order to comply with the securities laws of some states, if applicable, the notes and the underlying Core Lab common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Profits on the sale of the notes and the underlying Core Lab common shares by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
The selling security holders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.
To our knowledge, there are currently no plans, arrangements or understandings between any selling security holder and any underwriter, broker-dealer or agent regarding the sale of Core Lab common shares by the selling security holders.
A selling security holder may decide not to sell any notes or the underlying Core Lab common stock described in this prospectus. We cannot assure holders that any selling security holder will use this prospectus to sell any or all of the notes or the underlying Core Lab common shares. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling security holder may transfer, devise or gift the notes and the underlying Core Lab common shares by other means not described in this prospectus.
With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:
•	the specific notes or Core Lab common shares to be offered and sold;

•	the names of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holders.
We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying Core Lab common shares under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling security holders and we and Core Lab will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying Core Lab common shares, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling security holders incidental to the registration, offering and sale of the notes and the underlying Core Lab common shares to the public, but each selling security holder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS
The validity of the notes has been passed upon for us by Vinson & Elkins LLP and the validity of the underlying Core Lab common shares issuable upon exchange of the notes and Core Lab’s guarantee has been passed upon for us and Core Lab by NautaDutilh N.V.
EXPERT
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Core Laboratories N.V. for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Core Laboratories N.V. and subsidiaries for the three and nine month periods ended September 30, 2006 and 2005, the three and six month periods ended June 30, 2006 and 2005, and the three month periods ended March 31, 2006 and 2005, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. They, however, did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.
WHERE YOU CAN FIND MORE INFORMATION
Core Lab files annual, quarterly and current reports, proxy and information statements and other information with the SEC. We are not required to, and do not intend to, file such reports and materials with the SEC. You may read and copy materials that Core Lab has filed with the SEC at the SEC public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.
Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
Core Lab’s common shares are quoted on the New York Stock Exchange under the symbol “CLB” and Core Lab’s SEC filings can also be read at: New York Stock Exchange, 20 Broad Street, New York, New York 10005.
Core Lab’s SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Such filings are also available at Core Lab’s website at http://www.corelab.com. Website materials are not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We incorporate by reference into this prospectus the documents listed below and any future filings Core Lab makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any filings after the date of this prospectus, until the initial purchasers have sold all of the notes to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.
•	Core Lab’s Annual Report on Form 10-K filed on February 23, 2006 and amended on May 1, 2006, for Core Lab’s fiscal year ended December 31, 2005;

•	Core Lab’s Quarterly Reports on Form 10-Q filed on May 1, 2006, July 27, 2006 and October 26, 2006, for Core Lab’s quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Core Lab’s Current Reports on Form 8-K filed on October 31, 2006, November 1, 2006, November 6, 2006, November 7, 2006, November 8, 2006 and November 20, 2006;

•	Core Lab’s Definitive Proxy Statement on Schedule 14A filed on May 17, 2006; and

•	The description of Core Lab’s common shares contained in Core Lab’s Registration Statement on Form 8-A/A, filed on July 2, 1993.
We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Core Lab at: Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040 (attention: General Counsel).

PART II
Information Not Required in the Prospectus
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the various costs and expenses payable by us and Core Lab in connection with the issuance and distribution of the notes and underlying Core Lab’s common shares being registered hereby. All of the amounts shown are estimates, except the SEC registration fee. We will bear all of these expenses.

Registration fee under the Securities Act	$32,100
Printing and engraving expenses *	$20,000
Legal fees and expenses*	$20,000
Accounting fees and expenses*	$5,000
Miscellaneous*	$5,000

Total	$82,100

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification of Officers and Directors.
Core Laboratories LP
Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
Core Laboratories, N.V.
Certain of our directors and executive officers have entered into an indemnity agreement with us. The agreements provide, to the fullest extent permitted by the law of The Netherlands, that we will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or an executive officer by reason of his position as director or officer.
The articles of association provide that we will, except in the event of gross negligence or willful misconduct, indemnify, and advance expenses to, each of its now acting and former board members, officers, employees and agents, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his service with us. The articles of association also provide that we may purchase and maintain directors’ and officers’ liability insurance.
Item 16. Exhibits

Number	Exhibit
4.1	Indenture, dated November 6, 2006 among Core Laboratories LP, as Issuer, Core Laboratories N.V., as guarantor and Wells Fargo Bank, National Association, as Trustee, including the form of 0.25% Senior Exchangeable Notes due 2011, incorporated by reference to Exhibit 4.2 to Core Laboratories N.V.’s Current Report on Form 8-K filed with the SEC on November 6, 2006.

4.2	Registration Rights Agreement, dated November 6, 2006 among Core Laboratories LP as Issuer, Core Laboratories N.V, as guarantor and the initial purchasers, incorporated by reference to Exhibit 4.3 to Core Laboratories N.V.’s Current Report on Form 8-K filed with the SEC on November 6, 2006.

5.1	Opinion of Vinson & Elkins L.L.P.

5.2	Opinion of NautaDutilh N.V.

12.1	Statement of Computation of Ratios

Number	Exhibit
23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.3	Consent of NautaDutilh N.V. (included in Exhibit 5.2)

24.1	Power of Attorney (included in signature pages hereto)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of Wells Fargo Bank, National Association (Form T-1)
Item 17. Undertakings
A. The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;
provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.
D. The undersigned registrant hereby undertakes:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Core Laboratories LP certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on this 20th day of December 2006.

CORE LABORATORIES LP

By: Core Laboratories LLC, its general partner

By:	/s/ Richard L. Bergmark

Name:	Richard L. Bergmark
Title:	Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature to this registration statement appears below hereby appoints Richard L. Bergmark or John D. Denson as his attorney-in-fact, with full power of substitution, to sign on his behalf, individually and in the capacities stated below, and to file (i) any and all amendments and post-effective amendments to this registration statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933 which amendments or registration statements may make such changes and additions as such attorney-in-fact may deem necessary or appropriate. In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2006.

Signature	Title

/s/ David M. Demshur
David M. Demshur	President of Core Laboratories LLC

/s/ Monty L. Davis
Monty L. Davis	Vice President of Core Laboratories LLC

/s/ Richard L. Bergmark
Richard L. Bergmark	Chief Financial Officer and Treasurer of Core Laboratories LLC

/s/ John D. Denson
John D. Denson	Director, Vice President and Secretary of Core Laboratories LLC

/s/ Charles B. Miller
Charles B. Miller	Chief Accounting Officer of Core Laboratories LLC

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Core Laboratories N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on this 20th day of December 2006.

CORE LABORATORIES N.V.

By:	Core Laboratories International B.V., its Managing Director

/s/ Jan Willem Sodderland

By:	Jan Willem Sodderland
Managing Director
POWER OF ATTORNEY
Each person whose signature to this registration statement appears below hereby appoints Richard L. Bergmark or John D. Denson as his attorney-in-fact, with full power of substitution, to sign on his behalf, individually and in the capacities stated below, and to file (i) any and all amendments and post-effective amendments to this registration statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933 which amendments or registration statements may make such changes and additions as such attorney-in-fact may deem necessary or appropriate. In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December  20, 2006.

Signature	Title

/s/ David M. Demshur David M. Demshur	President, Chief Executive Officer, Chairman and Supervisory Director

/s/ Richard L. Bergmark Richard L. Bergmark	Executive Vice President, Chief Financial Officer,Treasurer and Supervisory Director

/s/ Charles B. Miller Charles B. Miller	Chief Accounting Officer

/s/ Joseph R. Perna Joseph R. Perna	Supervisory Director

/s/ Jacobus Schouten Jacobus Schouten	Supervisory Director

/s/ Rene R. Joyce Rene R. Joyce	Supervisory Director

Signature	Title

/s/ Michael C. Kearney
Michael C. Kearney	Supervisory Director

/s/ D. John Ogren
D. John Ogren	Supervisory Director

/s/ Alexander Vriesendorp
Alexander Vriesendorp	Supervisory Director

EXHIBIT INDEX

Number	Exhibit
4.1	Indenture, dated November 6, 2006 among Core Laboratories LP, as Issuer, Core Laboratories N.V., as guarantor and Wells Fargo Bank, National Association, as Trustee, including the form of 0.25% Senior Exchangeable Notes due 2011 (incorporated by reference to Exhibit 4.2 to Core Laboratories’ Current Report on Form 8-K filed with the SEC on November 6, 2006).

4.2	Registration Rights Agreement, dated November 6, 2006 among Core Laboratories LP as Issuer, Core Laboratories N.V, as guarantor and the initial purchasers (incorporated by reference to Exhibit 4.3 to Core Laboratories’ Current Report on Form 8-K filed with the SEC on November 6, 2006).

5.1	Opinion of Vinson & Elkins L.L.P.

5.2	Opinion of NautaDutilh N.V.

12.1	Statement of Computation of Ratios

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.3	Consent of NautaDutilh N.V. (included in Exhibit 5.2)

24.1	Power of Attorney (included in signature pages hereto)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of Wells Fargo Bank, National Association (Form T-1)